UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

Angel Studios, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

295 W Center St.

Provo, Utah 84601

Phone: (760) 933-8437

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Scott Klossner

Neal Harmon

Angel Studios 022, Inc.

295 W Center St.

Provo, Utah 84601

Phone: (760) 933-8437

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Betsy T. Voter

Iqan Fadaei

Michael Best & Friedrich, LLP

650 S. Main St., Suite 500

Salt Lake City, UT 84101

Phone: 801.924.4105

7841	33-3670516
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Securities and Exchange Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice, within two business days after the completion of our sale to you, that contains the URL where the offering circular was filed and may be obtained.

Preliminary Offering Circular

June 25, 2025

Subject to Completion

Angel Studios, Inc.

295 W Center St.

Provo, UT 84601

(760) 933-8437

UP TO $55,000,000 OF CLASS C COMMON STOCK

1,410,256 SHARES OF CLASS C COMMON STOCK

(at a purchase price of $39.00 per share)

We are offering up to $55,000,000 in shares of Class C Common Stock. There is no minimum number of shares that must be sold in this Offering and we will have immediate access to the net proceeds from the sale of any shares sold in this Offering.

Securities Offered	Price to Public	Underwriting Discount and Commissions (1)	Proceeds to Issuer (2)	Proceeds to Other Persons
Per Share of Class C Common Stock	$39.00	N/A	$39.00	$0.00
Total Minimum	$0.00	N/A	$0.00	$0.00
Total Maximum	$55,000,000	N/A	$55,000,000	$0.00

(1)	The Company has engaged Rialto Markets LLC, a Delaware Limited Liability Company, member FINRA/SIPC (“Rialto”), to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. Rialto will receive up to $242,500 in compensation for its services, including (i) a consulting fee of $5,000, plus (ii) 0.75% of the first $20 million in aggregate proceeds we raise in the Offering, and 0.25% on the next $35 million in aggregate proceeds we raise in this Offering. We will also reimburse Rialto for expenses up to $13,750, including a FINRA 5110 filing fee of $8,750. See “Plan of Distribution” for more information. See “Use of Proceeds” for information regarding the impact of our offering expenses on our gross and net proceeds from this Offering.

(2)	Amounts shown are before deducting estimated expenses of the Offering. We estimate that we will incur up to approximately $350,000 in offering expenses, including broker-dealer, legal, escrow, and other professional fees and expenses. All offering expenses will be paid by the Company. See “Use of Proceeds” for more information.

We are offering on a best efforts basis up to 1,410,256 Class C Common Stock Shares (the “Offered Shares”). The minimum investment amount is 1 share (the “Minimum Investment Amount”). Payment for the Offered Shares may be made by paying the purchase price by check, wire, debit or credit card, or electronic funds transfer via ACH. See “Plan of Distribution – Process of Subscribing” for more information.

This offering circular follows the Regulation A disclosure format of Form 1-A pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

We expect to commence the offering of the Offered Shares (the “Offering”) on or within two calendar days after the date on which the offering statement of which this offering circular is a part (the “Offering Statement”) is qualified by the Securities and Exchange Commission (the “SEC”). The Offering will terminate on the earlier of: (i) the date on which all of the Offered Shares have been issued; or (ii) the close of business on the date one year from the date the Offering Statement is qualified by the SEC, unless sooner terminated by us (collectively, the “Termination Date”).

As we receive and accept subscriptions for the Offered Shares, we will close on the accepted subscriptions (the “Initial Closing”) and, until the Termination Date, may hold one or more additional closings for additional sales (each an “Additional Closing”), up to the maximum number of Offered Shares. All proceeds of the Offering will be kept in an escrow account until the Initial Closing.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO VISIT WWW.INVESTOR.GOV.

THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE OFFERED SHARES ARE SPECULATIVE SECURITIES. INVESTING IN THEM INVOLVES SIGNIFICANT RISKS. YOU SHOULD INVEST IN THEM ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 6.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology, such as “may,” “might,” “should,” “plan,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections, or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. A number of factors could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, and prospects include, but are not limited to, the factors referenced in this offering circular and in the registration statement on Form S-4 that Southport Acquisition Corporation, a Delaware corporation (“Southport”) has filed with the SEC relating to our proposed business combination.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events, or otherwise.

The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov.

STATE LAW EXEMPTION, QUALIFIED PURCHASERS, AND PURCHASE RESTRICTIONS

We are offering the Class C Common Stock pursuant to Tier 2 of Regulation A. As such, this Offering is exempt from state “blue sky” law review, subject to compliance with certain anti-fraud provisions.

As the Class C Common Stock will not be listed on a registered national securities exchange upon qualification, the shares of the Class C Common Stock are offered and sold only to: (i) “accredited investors” under Rule 501(a) of Regulation D; and (ii) persons whose investment in our Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at the end of the most recently completed fiscal year (for non-natural persons). Annual income and net worth are calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D.

Under Rule 501(a) of Regulation D, the term “accredited investor” includes a natural person who:

(1)	has a net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

(2)	had earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and has a reasonable expectation of reaching the same income level in the current year; or

(3)	is holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status; or

(4)	is a “family client,” as defined in Rule 202(a)(11)(G)-1 of the Investment Advisers Act of 1940, as amended, of a family office meeting the requirements of Rule 501(a)(12) of Regulation D and whose prospective investment in the Company is directed by such family office pursuant to Rule 501(a)(12).

Different standards apply to non-natural persons. See Rule 501 of Regulation D for more details on accredited investor status.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not qualified to invest in the Shares under Regulation A.

OFFERING SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Offered Shares. You should carefully read this entire offering circular, including the information under the heading “Risk Factors” and all information included in this offering circular.

In this offering circular, unless the context indicates otherwise: (i) references to “we,” “us,” and “our,” refer to the company, Angel Studios, Inc.; (ii) references to “investor” or “you” refer to a purchaser or recipient of the Offered Shares pursuant to the Offering; and (iii) “Common Stock” refers collectively to our classes of common stock, namely: Class A Common Stock, $0.001 par value, Class B Common Stock, $0.001 par value, Class C Common Stock, $0.001 par value, and Class F Common Stock, $0.001 par value.

Issuer	Angel Studios, Inc., a Delaware corporation

Securities Offered	Class C Common Stock

Offering Amount	1,410,256 Offered Shares
$55,000,000 maximum offering amount (the “Maximum Offering Amount”)

Price per Share	$39.00

Offering Type	Regulation A, Tier 2

Minimum Investment Amount	1 share.

Offering Termination

The Offering will terminate on the earlier of: (i) the date on which all of the Offered Shares have been issued; or (ii) the close of business on the date one year from the date the Offering Statement is qualified by the SEC, unless sooner terminated by us (collectively, the “Termination Date”).

Notwithstanding the previous sentence, we have the right to extend this Offering beyond the one-year anniversary of the date of qualification for an additional year. If we do elect to extend the Offering beyond the initial one-year term, then we will be required to file a new offering statement. In such a case, the new offering statement must be declared qualified before we will be able to continue the Offering past the first anniversary of the date of initial qualification.

Closing	As we receive and accept subscriptions for the Offered Shares, we will close on accepted subscriptions (the “Initial Closing”) and, until the Termination Date, may hold one or more Additional Closings, up to the maximum number of Offered Shares. All proceeds of the Offering will be kept in an escrow account until the Initial Closing.

Estimated Use of Proceeds	We estimate that the net proceeds we will receive from this Offering will be approximately $54,650,000 if we sell the Maximum Offering Amount. See “Use of Proceeds” for more information.

Board and Election of Directors	The total number of authorized directors that constitute our Board of Directors (the “Board”) is fixed and determined by the Board pursuant to a resolution adopted by a majority of the Board. The number is currently set to five directors. As of the date of the Offering Statement of which this offering circular is a part, our Board is comprised of four directors: Neal Harmon (Class F Representative Director), Paul Ahlstrom (Class A Representative Director), Katie Liljenquist (Class B Representative Director), and Robert C. Gay. Accordingly, our Board has one vacant seat. Each director is elected each year at the annual meeting of stockholders, to hold office until the next annual meeting and until his or her successor is elected and qualified.

Our Board may fill the vacant seats by affirmative vote of a majority of the remaining directors. The Board has not yet selected a replacement director to fill the vacancy.

Pursuant to our Amended and Restated Certificate of Incorporation, holders of shares of our Class A Common Stock, Class B Common Stock, and Class F Common Stock, voting separately as a class, are each entitled to vote, and elect, independent of the other classes of Common Stock, one director to our Board. The holders of shares of Class C Common Stock gained the ability to elect a director once the total number of issued and outstanding shares of Class C Common Stock exceeded 5% of the total issued and outstanding shares of Common Stock. As of December 31, 2024, shares of Class C Common Stock represented approximately 11% of the outstanding shares of Common Stock and the holders of shares of Class C Common Stock therefore have the right to elect a director at our next annual meeting. See “Description of Securities Offered – Common Stock – Election of Directors” for more information.

Meetings	The annual meeting of our stockholders will be held at such date, time, and place, if any, as determined by the Board and stated in the notice of the meeting. See “Description of Securities Offered – Common Stock – Election of Directors” for more information.

Capitalization

Our authorized capitalization under our Amended and Restated Certificate of Incorporation consists of 85,000,000 shares of our capital stock, par value $0.001 per share, of which 27,500,000 shares have been designated as Class A Common Stock, 4,000,000 have been designated as Class B Common Stock, 38,000,000 have been designated as Class C Common Stock and 15,500,000 have been designated as Class F Common Stock.

As of May 9, 2025, there were: (i) 11,262,784 shares of Class A Common Stock outstanding; (ii) 2,997,235 shares of Class B Common Stock outstanding; (iii) 3,982,850 shares of Class C Common Stock outstanding; and (iv) 9,792,078 shares of Class F Common Stock outstanding. We are offering up to 1,410,256 shares of our Class C Common Stock in this Offering.

Dividends	Subject to the limitations on dividend payments in the Reorganization Plan, dividends may be paid on our outstanding shares of Common Stock, including any Offered Shares, as and when declared by the Board, out of funds legally available therefor. As a result of the Reorganization Plan (later defined), we do not anticipate paying dividends in the near future if at all. See “Risk Factors – Risks Relating to Our Reorganization” for more information.

Transferability	Our Bylaws provide us with a right of first refusal to purchase a stockholder’s shares of Common Stock prior to any sale, assignment, pledge, or transfer thereof, subject to certain exemptions described in our Amended and Restated Certificate of Incorporation. These provisions may have the effect of discouraging, delaying, or preventing a merger or other transaction that a stockholder may consider favorable. See “Description of Securities Offered” for more information.

Voting Rights	The holders of each class of our Common Stock vote together as a single class on each matter to be voted on by our stockholders, except with respect to the election of directors. Except as otherwise expressly provided in our Amended and Restated Certificate of Incorporation or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class F Common Stock is entitled to five votes for each such share, each holder of Class A Common Stock is entitled to five votes for each such share, each holder of Class B Common Stock is entitled to 55 votes for each such share, and each holder of Class C Common Stock is entitled to one vote for each such share. There is no cumulative voting. See “Description of Securities Offered – Common Stock – Voting Rights” for more information.

Material Tax Considerations	You should consult your tax advisers concerning the U.S. federal income tax consequences of owning the Offered Shares in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors	An investment in the Offered Shares involves certain risks. You should carefully consider the risks described under “Risk Factors” of this offering circular before making an investment decision.

How to Subscribe

To subscribe to purchase Offered Shares, please complete and execute the Subscription Agreement accompanying this offering circular and deliver it to us before the Termination Date. After the Offering Statement has been qualified by the SEC, we will accept tenders of funds to purchase the Offered Shares. We may close on investments on a “rolling” basis (so not all investors will receive their Offered Shares on the same date).

Investors may subscribe by tendering funds by check, wire transfer, credit or debit card, or ACH transfer to the escrow account to be set up by the escrow agent we anticipate engaging, at investinangel.com. The funds tendered by potential investors will be held by our escrow agent in a segregated account exclusively for our benefit. Funds will be transferred to us at each Closing.

RISK FACTORS

AN INVESTMENT IN THE OFFERED SHARES IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND IS SUITABLE ONLY FOR PERSONS WHO ARE ABLE TO ASSUME THE RISK OF LOSING THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS OF OFFERED SHARES SHOULD CAREFULLY READ THE ENTIRE OFFERING CIRCULAR And consider the risks and uncertainties described below AND ELSEWHERE IN THIS OFFERING CIRCULAR before deciding whether to invest in the Offered Shares. ADDITIONALLY, AN INVESTMENT IN THE OFFERED SHARES SHOULD BE MADE ONLY AFTER CONSULTING WITH INDEPENDENT QUALIFIED SOURCES OF INVESTMENT AND TAX ADVICE.

PAST RESULTS ARE NO GUARANTEE OF FUTURE PERFORMANCE AND OUR BUSINESS INVOLVES SUBSTANTIAL RISKS. The risks described below are not the only risks we face. FURTHER, Additional risks not presently known to us or that we currently deem immaterial may also impair our financial performance and business operations. If any of these risks actually occur, our business and financial condition or results of operation may be adversely affected in a material manner.

We have entered into the merger agreement described elsewhere in this offering circular (see “Business – Proposed Business Combination”). The risk factors related to the proposed business combination are not described in this offering circular – those risks are included in the “Risk Factors” section of the registration statement on Form S-4 that Southport Acquisition Corporation has filed with the SEC relating to our proposed business combination. The consummation of the proposed business combination is subject to conditions described in the Merger Agreement and the Merger Agreement Amendment, including the condition that the SEC declares the registration statement effective.

Risks Relating to our Common Stock

An investment in us is a speculative investment, and we cannot assure that our Class C Stockholders will realize their investment objectives.

We cannot assure that Class C Stockholders will realize a return on their investments in us or that they will not lose their entire investment. There is a risk that we will not be able to successfully implement our business plan, which could have an adverse effect on our ability to generate revenue and, in turn, provide a return to investors.

We may seek additional capital that will reduce our Class C Stockholder’s ownership of our Company and may result in stockholder dilution or others having rights senior to those of our existing stockholders.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked, or debt securities. The decision to obtain additional capital will depend on many factors, including but not limited to the following:

•	our degree of success in capturing a greater portion of the overall market for entertainment video;

•	our degree of success in attracting or acquiring content that performs well in theaters and through distribution platforms;

•	the costs of establishing or acquiring development, marketing, and distribution capabilities for our content;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims;

•	the extent to which we acquire or invest in customer service, exclusive digital distribution of original content or technologies, and other strategic relationships; and

•	the costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds through the issuance of equity, equity-linked, or debt securities, such securities may reduce the ownership interest of our stockholders, and may have rights, preferences, or privileges senior to the rights of our Common Stock. Additionally, to the extent we sell our securities at less than the offering price in this Offering, our stockholders may experience dilution.

Holders of Offered Shares will have only limited rights regarding our management, and consequently, will not have the ability to actively influence the day-to-day management of our business and affairs.

Our Board has sole power and authority over our management, subject only to the requirements of the Delaware General Corporation Law (the “DGCL”). Holders of our Common Stock generally will not have an active role in our day-to-day management. The holders of each class of Common Stock vote together as a single class on each matter to be voted on by our stockholders, including the election of directors. On each such matter, each outstanding share of Class A Common Stock and Class F Common Stock is entitled to five votes, each outstanding share of Class B Common Stock is entitled to 55 votes, and each outstanding share of Class C Common Stock is entitled to one vote. As each outstanding Offered Share will be entitled to only one vote, and given the voting power of the Class B Common Stock, Class C Stockholders will have very limited rights regarding our management, will not be able to influence our day-to-day management, and will be reliant on our management for the success of their investment.

The offering price was determined by our Board in its discretion.

There is no public market for our Class C Common Stock and the offering price of the Offered Shared was determined by us. The principal factors considered in determining the offering price include:

•	the price paid for our Class C Common Stock in prior offerings;

•	the information set forth in this offering circular and otherwise available;

•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this Offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors we have deemed relevant.

We may change our operational policies and business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our Board determines our operational policies and our business and growth strategies. Our directors may make changes to, or approve transactions that deviate from, those policies and strategies without a vote of, or notice to, our stockholders, including Class C Stockholders. This could result in us conducting operational matters or pursuing different business or growth strategies than those contemplated in this offering circular. Under any of these circumstances, we may become exposed to different and more significant risks in the future than those disclosed herein or that we otherwise currently face, which could materially and adversely affect our business and growth.

The Class C Stockholders will have limited ability to recover all or any portion of such stockholder’s investment in the event of our dissolution or termination.

In the event of our dissolution or termination, the proceeds realized from the liquidation of our assets will be distributed among our stockholders, but only after the satisfaction of the claims of our third-party creditors. The ability of a stockholder to recover all or any portion of such stockholder’s investment under these circumstances will, accordingly, depend on the amount of net proceeds realized from any liquidation and the number of claims to be satisfied therefrom. We cannot assure that we will recognize gains on our liquidation or that holders of our Common Stock will receive a distribution in such a case.

No active trading market exists for our Common Stock and there is no guarantee that one will develop or be sustained, which may adversely impact the market for shares of our Common Stock.

There is no active trading market for Common Stock, no such market is expected to exist upon the closing of this Offering, and it is possible that no such market will exist in the future. Additionally, the common stock is subject to restrictions on transfer, including the Class B Common Stock, which is subject to transfer restrictions pursuant to the Amended and Restated Stockholders Agreement, dated August 18, 2021 (the “Class B Stockholders Agreement”).

If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class F Common Stock have not been registered under the Securities Act. Our Common Stock has been offered in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder), Section 4(a)(6) of the Securities Act (and Regulation Crowdfunding promulgated thereunder) and Section 3(b) of the Securities Act (and Regulation A and Regulation Crowdfunding promulgated thereunder). If any representation we have made in materials provided under the foregoing transactions are deemed to have been inaccurate with respect to a material fact, or if we fail to register our Common Stock or ensure that our offer and sale of such stock is conducted under an exemption from the registration requirements of the Securities Act, each investor may have the right to rescind his, her or its purchase of their shares of Common Stock, and to receive back from us their purchase price with interest. In the event of rescission by our shareholders, we would face severe financial demands we may not be able to meet and such rescission would adversely affect any non-rescinding investors.

We do not intend to pay dividends for the foreseeable future.

We intend to retain all of our earnings for the future operation and expansion of our business and do not anticipate making any cash distributions at any time in the foreseeable future. Further, we will not be permitted to pay cash distributions to our holders of equity interests until such time as we have made all payments required under the Reorganization Plan (as defined below), on which the final payment is not due to be made until July 15, 2034.

Our liabilities under a guaranty agreement have resulted in our obligation to repay the related note and coupon over the coming months, which may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

On October 1, 2024, we entered into a guaranty agreement (the “Guaranty Agreement”) on behalf of a filmmaker to guarantee the performance and payment of a secured note obligation of $6.0 million, which was subsequently amended to $8.5 million. The note carries a coupon of 10% of the aggregate amount funded to the filmmaker. Under the Guaranty Agreement, if there was an event of default by the filmmaker, the note would begin to accrue additional interest at the default rate of 20% of the then outstanding balance of the note, which we would be obligated to pay. The note matured, along with coupon, on January 31, 2025. On February 19, 2025, we received a default notice from the lender in connection with the Guaranty Agreement. As of December 31, 2024, we had cash and cash equivalents of $7.2 million and bitcoin assets valued at over $28.4 million available to repay the note. Subsequently, we have made $2.0 million in payments as obligated under the Guaranty Agreement. We expect to pay the remaining balance over the coming months and subsequently collect the full amount we pay under the Guaranty Agreement from the filmmaker’s future earnings. As of March 31, 2025, we had cash and cash equivalents of $14.2 million and bitcoin assets valued at $3.3 million available to repay the note. The repayment of the note and any failure to comply with our obligations under the Guaranty Agreement may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

Our wholly-owned subsidiary entered into a loan and security agreement will reduce the revenue available to us from exploiting our rights to the feature film “Sound of Freedom” and may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

On February 5, 2025, Angel Studios Licensing, LLC (the “Borrower”), a wholly-owned subsidiary of the Company, entered into a Loan and Security Agreement (the “Loan Agreement”) with a third party lender (the “Lender”) to secure senior secured financing related to the licensing receivables from the feature film “Sound of Freedom.” Under the Loan Agreement, the Lender paid to the Borrower $5.4 million (the “Loan”) for working capital and future media acquisition and production. In exchange, the Borrower assigned the rights to collect future licensing receivables, with a total gross value of $18.0 million, to the Lender. The Loan is repayable in nine quarterly installments of $0.7 million each, commencing February 15, 2025, with a maturity date of February 15, 2027.

The $0.7 million quarterly payments will be funded through gross receipts from the licensing agreement, which will reduce the gross receipts from exploitation of the Sound of Freedom that could otherwise have contributed to our revenue. Additionally, our priority payments of up to $6.3 million directed to the Lender under the Loan Agreement will reduce net proceeds available to us.

The Loan is secured by a first-priority security interest in all assets related to “Sound of Freedom,” including distribution proceeds, and a repayment lien on all future media projects of the Borrower and us, subordinated to certain pre-existing obligations except for “Sound of Freedom” assets. We also provided a corporate guaranty, granting the Lender a first-priority lien on our assets related to the film and a subordinated lien on other future projects until the indebtedness is repaid. Additionally, upon an event of default or post-maturity, the unpaid balance accrues default interest at 2.0% per thirty days, compounding monthly, subject to applicable legal limits.

Our liabilities under a note and warrant purchase agreement may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

On May 2, 2025, the Company entered into a note and warrant purchase agreement (the “Purchase Agreement”) with an investor (the “Investor”), providing for the private placement of a subordinated convertible promissory note with a principal balance of $5.0 million (the “Convertible Note”) and warrant (the “Warrant”) to purchase 30,525 shares of the Company’s Class C Common Stock with an exercise price of $32.76 per share. The Convertible Note bears interest at a rate of 15.0% per annum, compounded monthly, and computed on the basis of a 365-day year, and the Convertible Note and any interest accrued, is due and payable in cash on the maturity date of May 1, 2027 (the “Maturity Date”). The Warrant may be exercised during the term of the Convertible Note and will expire at 5 p.m. Utah local time on May 1, 2027. At the Investor’s option and prior to the Maturity Date, the Convertible Note and any accrued interest may be converted into shares of the Company’s Class C Common Stock at a fixed price of $32.76 per share. The Company does not have the right to prepay the Convertible Note.

Upon the occurrence of an event of default, the Investor may, by written notice to the Company, declare the Convertible Note to be due immediately and payable with respect to the Convertible Note balance. An event of default is defined to mean (i) failure by the Company to pay the Convertible Note balance on the Maturity Date, (ii) voluntary bankruptcy or insolvency proceedings, or (iii) involuntary bankruptcy or insolvency proceedings. Upon the occurrence of an event of default specified in the precent clause (ii) or (iii) above, the Convertible Note balance shall automatically and immediately become due and payable, in all cases without any action on the part of the Investor.

The costs of meeting our obligations under the Convertible Note, and any failure to comply with our obligations under the Convertible Note, Warrant and Purchase Agreement, may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

We have several loan agreements that uses our bitcoin as collateral and, our default under those loans would have a material adverse impact on our business, financial condition, results of operations, and cash flows.

During January and February 2025, we entered into several loan agreements that uses our bitcoin as collateral. We retain the economic risk of the bitcoin. The loans have terms of twelve months or less, with the total value of loan principal secured by the bitcoin collateral amounting to $13.5 million. Interest on the loans range between 11.5% to 15.0%. Our failure to meet our obligations under the loan agreements would have a material adverse impact on our business, financial condition, results of operations, and cash flows.

Risks Related to Our Reorganization

We filed a voluntary petition for relief under the Bankruptcy Code and were reorganized under the Reorganization Plan confirmed by the Bankruptcy Court on September 4, 2020, which became effective on the Reorganization Plan Effective Date. The Reorganization Plan and related Promissory Note negatively impact, and may have a material adverse impact on, our business, financial condition, results of operations, and cash flows.

On October 18, 2017, we filed a voluntary petition for relief under Chapter 11, Title 11 of the U. S. Bankruptcy Code (“Bankruptcy Code”) in the U.S. Bankruptcy Court for the Central District of Utah (the “Bankruptcy Court”), case number 17-29073 (the “Bankruptcy Case”). We filed the voluntary petition for relief in connection with a lawsuit involving Disney Enterprises, Inc., Lucasfilm Ltd. LLC, Twentieth Century Film Corporation, Warner Bros. Entertainment Inc., MVL Film Finance, LLC, New Line Productions, Inc., and Turner Entertainment Co. (each individually a “Film Studio” and collectively, the “Film Studios”), in relation to our unauthorized use of certain copyrighted works. We entered into a settlement agreement with the Film Studios dated August 26, 2020 (the “Disney Settlement Agreement”) and, on September 4, 2020, the Bankruptcy Court confirmed our Reorganization Plan (“Reorganization Plan”), effective September 30, 2020 (the “Reorganization Plan Effective Date”).

Pursuant to the Reorganization Plan and related Disney Settlement Agreement, we executed a promissory note in favor of the Film Studios (“Settlement Promissory Note”) that requires us to pay $9.9 million over 14 years in 56 equal quarterly payments of $177,000 (approximately $710,000 per year), without interest and with an option to reduce the payment to $7.8 million by paying the loan off in three to five years). The first payment was due October 15, 2020. The unpaid balance of the promissory note minus the Settlement Amounts (later defined) will remain outstanding for 14 years from the Reorganization Plan Effective Date.

The payments required under the Settlement Promissory Note reduces our available cash flow and impairs our ability to grow, and may have further impacts on our business, cash flow, liquidity, financial condition, and capital structure of which we are currently unaware.

Breach of the Disney Settlement Agreement would have a material adverse impact on our business, financial condition, results of operations, and cash flows.

While the Settlement Promissory Note will be marked paid and cancelled after 14 years subject to certain conditions, in the event we breach the Disney Settlement Agreement, we may be required to pay the full outstanding amount of the Settlement Promissory Note. Additionally, upon breach, we may be required to dispose of the collateral pledged under the related Security Agreement, which comprises all of our assets and all of the equity in our company owned by Neal and Jeff Harmon. As such, our breach of the Settlement Promissory Note would have a material adverse impact on our ability to continue business operations.

Our violation of any of the “Express Covenants” (as defined in the Disney Settlement Agreement), including the No Use Covenant (as defined in the Disney Settlement Agreement), and our failure to timely make any payment due under the Settlement Promissory Note, will constitute a default. If we fail to cure the payment default within five business days after notice served by the Film Studios, the Film Studios will be entitled to accelerate payment under the Settlement Promissory Note and foreclose as set forth in the Security Agreement, which would have a material adverse effect on our ability to continue business operations. As of the date of this offering circular, we are current on all such quarterly payments pursuant to the Disney Settlement Agreement.

The Disney Settlement Agreement limits our ability to engage in actions relating to the Film Studios.

Unlimited in duration, the No Use Covenant of the Disney Settlement Agreement provides that we are precluded from any actions that directly or indirectly: (i) descramble, decrypt, or otherwise bypass a Copyrighted Work (as defined in the Disney Settlement Agreement) of the Film Studios or any of their affiliates; (ii) reproduce a Copyrighted Work; (iii) stream, transmit, or publicly perform a Copyrighted Work; and (iv) distribute a Copyrighted Work. These restrictions will limit our content offerings and our ability to attract or retain customers, which could have a material adverse effect on us and our ability to continue business operations. We have also agreed not to sue the Film Studios, and not to use resources to lobby to amend the Family Movie Act (later defined) for a period of 14 years following the Reorganization Plan Effective Date. The Family Movie Act exempts from copyright and trademark infringement, under certain circumstances: (1) making limited portions of the audio or video content of a motion picture for private home viewing imperceptible; or (2) the creation of technology that enables such editing. These covenants will reduce our ability to protect ourselves against future litigation, which may cause us to incur unexpected losses, some of which might not be covered by insurance and could materially affect our financial condition and our ability to continue business operations. For more information regarding the Disney Litigation (later defined). See “Description of Business – Legal Proceedings.”

We may be found in violation of the Disney Settlement Agreement in relation to the unauthorized use of Copyrighted Works by a Film Studio or its affiliates. If a Film Studio prevails in an enforcement action against us, our business would be adversely impacted and this would significantly impair our ability to continue as a going concern.

In accordance with the Disney Settlement Agreement and the No Use Covenant described thereunder, we must certify that no Copyrighted Works of the Studios or their affiliates are stored on our computers or servers in compliance with the list(s) provided by the Studios of their Copyrighted Works. Thereafter, any unauthorized use (as described in the Disney Settlement Agreement) by us of a Copyrighted Work owned or controlled by a Studio or its affiliate without the express written authorization of a Studio or its affiliate is a “strike,” regarded as unpermitted conduct in violation of the Disney Settlement Agreement, subject to a notice of default. If we incur four strikes within a consecutive five-year period, any Studio may institute an enforcement action against us. If a Studio prevails in an enforcement action, it will be entitled to all available remedies, including: (i) acceleration of the promissory note, if the promissory note has not been canceled; and (ii) foreclosure on all collateral pledged under the Security Agreement, which comprises all of our assets and all of the equity in our company owned by Neal Harmon and Jeffrey Harmon, all of which would significantly adversely affect our financial condition and our ability to continue our business operations. For more information regarding the Disney Litigation, Reorganization Plan. and Disney Settlement Agreement, see “Description of Business – Legal Proceedings.”

We are subject to liens on our personal property, including our intellectual property, under the Reorganization Plan, which if enforced, would significantly impair our intellectual property rights and our ability to continue as a going concern.

Pursuant to the Reorganization Plan, performance under the promissory note as well as the express covenants are secured by a first-priority, fully perfected lien, which was placed on all equity in our company owned by Neal and Jeff Harmon and all assets currently owned and controlled by us and our affiliates and subsidiaries, or acquired, created, owned, and controlled by us after the Reorganization Plan Effective Date, including intellectual property, such as patents, patent applications, trademarks, tradenames, copyrights, and copyright applications. In the event of a violation of the express covenants or an uncured default of the payment obligations as described within the promissory note, the Studios can institute an enforcement action in Bankruptcy Court. If the Studios prevail in an enforcement action against us, the Compliance Lien (as defined in the Disney Settlement Agreement) will be enforced and foreclosed upon, disposing of any collateral that could be used to satisfy the list of claims in accordance with the priorities set forth in the Reorganization Plan. The disposition of equity owned by Neal and Jeff Harmon could lead to a change in control of our company and investors would have limited rights to determine new management or the direction of our company. The Compliance Lien will remain in effect for 14 years from the Reorganization Plan Effective Date. For more information regarding the Reorganization Plan and Disney Settlement Agreement, see “Description of Business – Legal Proceedings.”

Any liens on our intellectual property enforced under the Reorganization Plan would have a material adverse effect on our ability to continue our business operations.

Although the Reorganization Plan was confirmed, we may not be able to achieve our stated goals and objectives, which may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

Although the Reorganization Plan was confirmed and is effective, we may continue to face a number of risks, such as changes in economic conditions, changes in our industry, and increasing expenses. Although we will continue as a going concern pursuant to the Reorganization Plan, these risks are magnified for a company that has recently obtained a Chapter 11 bankruptcy discharge.

Furthermore, although our debts have been restructured through the Reorganization Plan, we may need to raise additional funds through public or private debt or equity financing or other various means to fund our business. Our access to additional financing may be limited, even if it is available. Therefore, adequate funds may not be accessible when needed or may not be available on favorable terms, if at all.

As a result of the bankruptcy proceedings, our historical financial information may not be indicative of our future performance, which may be volatile.

During the bankruptcy proceedings, our financial results were volatile, as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impacted our consolidated financial statements. In addition, settlement of the Disney Litigation and implementation of the Disney Settlement Agreement and Reorganization Plan required significant expenditures. As a result, our historical financial performance during that time was likely not indicative of our financial performance after the date of the filing of bankruptcy. In addition, as we emerge from Chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to our operating plans pursuant to the Reorganization Plan.

Risks Relating to Legal Proceedings

We are subject to ongoing litigation with Slingshot USA, LLC

On March 11, 2025 we were served with a complaint dated March 5, 2025 (the “Complaint”), which was filed by Slingshot USA, LLC (“Slingshot”) against us in Utah State Court in the Fourth Judicial District. The Complaint alleges that we breached a 2021 Content Distribution Agreement (“CDA”) with Slingshot, engaged in deceptive business practices and misled investors through non-compliant fundraising activities. On April 11, 2025, we filed a motion to strike, asking the court to dismiss several causes of action alleged by Slingshot. On April 25, 2025, Slingshot filed an amended complaint dropping the stricken causes of action. Although we cannot provide an estimate of the possible losses or range of losses at this time, it is possible that any losses relating to the Complaint are significant and would materially impact our business, financial conditions, and cash flows.

Historically, a significant amount of our revenue has been derived from the Chosen Agreement. The termination of the Chosen Agreement could reduce our revenues and adversely affect our operating results.

Historically, a significant amount of our revenue has been derived from distribution activities related to a content license agreement with The Chosen, Inc. (f/k/a The Chosen, LLC) (the “Chosen Agreement”), which is no longer in effect. Revenues recognized during the years ended December 31, 2024, 2023, and 2022, and derived from the Chosen Agreement were $6.2 million, $40.0 million, and $68.0 million, respectively. On April 4, 2023, The Chosen initiated a private binding arbitration against us alleging certain material breaches of contract under the Chosen Agreement and seeking to terminate the Chosen Agreement. Under The Chosen Agreement, we were granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of The Chosen and any future audiovisual productions derivatives thereof. However, on May 28, 2024, the arbitrator in the arbitration proceedings issued an Interim Arbitration Award granting The Chosen’s breach of contract claims, terminating the Chosen Agreement effective as of May 28, 2024, monetary damages in the amount of $30,000, plus costs, and potential recovery of an allocable portion of its attorney fees. The Interim Arbitration Award denied in full The Chosen’s claims for the remedies of disgorgement of profits and corrective advertising. On September 25, 2024, the Final Arbitration Award was issued, which remained consistent with the Interim Arbitration Award and granted a portion of The Chosen’s costs and fees. On October 25, 2024, we filed an appeal of the Final Arbitration Award, as permitted under the arbitration provision of the Chosen Agreement. Three arbitrators were selected to preside over the appeal, and oral arguments took place on May 20, 2025. On June 13, 2025, the three arbitrators presiding over the appeal affirmed the Final Arbitration Award. We will fully comply with the Final Arbitration Award, including with respect to the termination of the Chosen Agreement effective as of May 28, 2024.

There is no guarantee that we will be able to continue to earn as much revenue from other projects or from any upcoming projects as we did from the Chosen Agreement. If we are unable to continue to successfully monetize projects other than those arising under the Chosen Agreement, the termination of the Chosen Agreement could have a material adverse impact on our business, results of operations, and financial condition. See “Description of Business – Legal Proceedings.”

We may be forced to engage in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we may be subject to litigation or claims that could negatively affect our business operations and financial position. It is possible that a portion of our working capital could be required to fund expenses in our defense of future legal matters. As we grow, we expect the number of litigation matters against us to increase. To date, these matters have included claims of defamation and copyright infringement, litigation that is typically expensive to defend. Litigation disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management’s time and attention, and could negatively affect our business operations and financial position. See “Description of Business – Legal Proceedings.”

Risks Related to Our Company

We have a history of net losses and cannot guarantee that we will be able to become profitable or maintain profitability.

We recorded net loss attributable to controlling interests of $89.8 million in fiscal 2024, net income of $9.2 million in fiscal 2023, a net loss of $13.7 million in fiscal 2022, net income of $17.1 million in fiscal 2021, net income of $15,600 in fiscal 2020, and a net loss of $1.6 million in fiscal 2019. Prior to 2020, we recorded a net loss in all prior reporting periods. If we cannot generate positive net income, or cannot generated positive net income consistently, the value of our Common Stock would likely be materially and adversely affected.

Provisions in our governing documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our Amended and Restated Certificate of Incorporation and other governing instruments may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because they provide for a right of first refusal on our behalf.

As a Delaware corporation, we are subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15.0% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction.

Financial forecasting may differ materially and adversely from actual results.

Given the dynamic nature of our business, and the inherent limitations in predicting the future, forecasts of our revenues, contribution margins, net income and number of total customers and other financial and operating data may differ materially and adversely from actual results. Such discrepancies could cause a decline in the price of our Common Stock.

Our future indebtedness may limit our ability to declare and pay dividends and may affect our operations, including our ability to repay existing debt obligations.

We may seek debt financing to assist with the financing of our future operations. Our ability to make principal and interest payments with respect to any such debt incurred depends on future performance, which performance is subject to many factors, some of which will be outside of our control. In addition, most of such indebtedness will likely be secured by substantially all of our assets and will contain restrictive covenants that limit our ability to repay our existing debt obligations and to incur additional indebtedness. Payment of principal and interest on such indebtedness, as well as compliance with the requirements and covenants of such indebtedness, could limit our ability to repay existing debt obligations in a timely fashion, if at all. Such leverage may also adversely affect our ability to finance future operations and capital needs, or to pursue other business opportunities and make results of operations more susceptible to adverse business conditions. All of the above could limit our ability to declare and pay dividends.

We are an Exchange Act reporting company and our obligations under the Exchange Act may strain our resources, divert management’s attention, and affect our ability to attract and retain additional executive management and qualified members of our Board.

As a reporting company under the Securities Exchange of 1934, as amended (the “Exchange Act”), we are subject to the reporting requirements of Section 13 of the Exchange Act, the proxy rules under Section 14 of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable securities rules and regulations. The costs of compliance with these rules and regulations and the time spent by our management on such compliance have resulted in a significant increase in our ongoing legal and financial compliance costs, professional fees (legal and accounting), and costs associated with internal staff, which has greatly exceeded the amounts previously spent on compliance with securities laws. These increased costs may have a material adverse impact on our financial condition and results of operations. Therefore, the costs for these functions in previous years are not indicative of future costs.

Changing laws, regulations, and standards relating to corporate governance and public disclosure create uncertainty for public companies, increase legal and financial compliance costs, and increase time expenditures for internal personnel. These laws, regulations, and standards can be difficult to interpret, and their application in practice may evolve over time as regulators and governing bodies provide new guidance. These changes may result in continued uncertainty regarding compliance matters and may necessitate higher costs due to ongoing revisions to filings, disclosures, and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate regulatory or legal proceedings against us and our business may be adversely affected.

As a reporting company under these rules and regulations, we expect that it may also be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified directors and officers.

Our business could be adversely affected if we are not able to manage change and growth.

We are expanding our operations and scaling our service to effectively, and reliably, handle anticipated growth in both customers and features related to our service. We are building out crowd-sourcing expertise to help us select content to create and distribute. If we are not able to manage the growing complexity of our business, including improving, refining, or revising our systems and operational practices related to our video operations, our business may be adversely affected.

We are dependent on our senior management to achieve our objectives, and our loss of, or inability to obtain, key personnel or inability to attract and retain highly skilled employees could delay or hinder implementation of our business and growth strategies, which could adversely affect the value of your investment and our ability to pay dividends.

Our success depends on the diligence, experience and skill of our board of directors (the “Board”) and officers. Neal Harmon is a director and our Chief Executive Officer. Jeffrey Harmon is our Chief Content Officer. Jordan Harmon is our President. Elizabeth Ellis is our Chief Operating Officer. Scott Klossner is our Chief Financial Officer. We have neither employment agreements with, nor key man insurance for, any of our officers and the loss of any of them, but particularly Messrs. Neal, Jeffrey and Jordan Harmon, could harm our business, financial condition, cash flow and results of operations. Any such event would likely result in a material adverse effect on our business, results of operations and financial condition.

To achieve our objectives, we rely on the hiring of new qualified employees. In our industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. We may not be successful in recruiting new personnel or in retaining and motivating existing personnel, which may be disruptive to our operations. See “Directors, Executive Officers, and Significant Employees.”

Our Board and our executive officers will have limited liability for, and will be indemnified and held harmless from, our losses.

We will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by us or in our behalf) by reason of the fact that he/she is or was our director, officer, employee, or agent, or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit, or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. A successful claim for such indemnification could deplete our assets by the amount paid.

Members of our Board and our executive officers may have other business interests and obligations to other entities.

Neither our directors nor our executive officers will be required to manage our company as their sole and exclusive function, and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not compete with our business or otherwise breach their agreements with us; provided further that our executive officers and employee directors are all full-time employees of our company and are expected to spend such time fulfilling their duties as is necessary to do so. On the other hand, our nonemployee directors are not full-time with our company and must only spend the time managing our company as they deem necessary to fulfill their fiduciary duties to our company. We are dependent on our directors and executive officers to successfully operate our company. Their other business interests and activities could divert time and attention from operating our business. For more information related to this, see “Directors, Executive Officers, and Significant Employees.”

Our business may be subject to regulatory or legislative changes.

We may face government regulation and legal uncertainties in connection with our business. There may be a number of federal, state or local legislative or regulatory proposals under consideration of which we are not aware or which may be considered or adopted in the future. Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may negatively impact our growth, impose additional burdens on us or alter how we do business. This could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Our theatrical distribution business involves significant marketing costs that can cause our financial results to vary.

Theatrical distribution typically involves significant risk and high upfront marketing costs, which can cause our financial results to vary from time to time. Although we do many things to help mitigate those risks, such as selling tickets directly to theaters to provide us visibility into which marketing efforts generate the most ticket sales, and by providing Angel Guild premium members with two free movie tickets to every Angel Studios theatrical release, we incur significant marketing and advertising costs before and throughout a theatrical release in an effort to drive public awareness of the film and increase ticket sales. These costs are expensed as they are incurred, including in periods prior to the theatrical release of the film.

Risks Related to the Video and Film Industry

We are employing a business model with a limited track record, which may make our business difficult to evaluate.

We began as an audiovisual content filtering company. In 2021, as a result of the Reorganization Plan, we fully divested ourselves of the assets related to the content filtering business. Today, we operate by offering and producing our own original content, marketing and distributing original content, releasing licensed films or shows, consulting with content filmmakers, maintaining engagement with our existing users, conducting research and development to create new intellectual property, and devising new methods to monetize existing intellectual property. Few if any peer companies exist, and none has yet established long-term track records that might assist you in predicting whether our business model can be implemented and sustained over an extended period. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. Additionally, we cannot be certain that our business strategy will be successful because it is still relatively new. We may encounter unanticipated problems as we continue to refine our business model, which may adversely affect our results of operations and financial condition. Our ability to succeed and generate operating profits and positive operating cash flow will depend on our ability, among other things, to continue to:

•	develop and execute our business model;

•	attract and maintain an adequate video content and customer base;

•	raise additional capital, if necessary, in the future;

•	protect ourselves against pending and potential lawsuits threatening our ability to provide our services; and

•	attract and retain qualified personnel.

If government regulations relating to the internet or other areas of our business change, we may need to alter the manner in which we conduct our business or incur greater operating expenses.

We are heavily reliant on the internet in providing our services. As such, the adoption or modification of laws or regulations relating to the internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

Changes in laws or regulations that adversely affect the growth, popularity, or use of the internet, including laws impacting net neutrality, could decrease the demand for our service and increase our cost of doing business. Within such a regulatory environment, coupled with potentially significant political and economic power of local network operators, we may experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense, or otherwise negatively affect our business.

If our efforts to attract and retain customers are not successful, our business will be adversely affected.

Our ability to continue to attract customers will depend, in part, on our ability to consistently provide our customers with compelling content choices and a quality experience for selecting and viewing our content. Furthermore, the relative service levels, content offerings, pricing, and related features of competitors to our service may adversely impact our ability to attract and retain customers. If consumers do not perceive our service as valuable, including if we introduce new or adjust existing features, adjust pricing or service offerings, or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain customers. In addition, many of our customers try our service because of word-of-mouth advertising from existing customers. If our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers, and as a result, our ability to maintain and/or grow our business will be adversely affected. Customers may cease to use our service for many reasons, including the need to cut household expenses, unsatisfactory availability of content, competitive services providing a better value or experience, and customer service issues not being satisfactorily resolved. We must continually add new customers both to replace departed customers and to grow our business beyond our current customer base. If we are unable to compete successfully with current and new competitors in retaining existing customers and attracting new customers, our business will be adversely affected. Further, if numerous customers cease using our service, we may be required to incur significantly higher marketing costs than we currently anticipate to replace these customers with new customers.

The popularity of feature films and other content we license and distribute through our SVOD model is difficult to predict and can change rapidly, leading to significant fluctuations in our revenues. A low public acceptance rate of our content may adversely affect our results of operations.

The distribution of feature films and SVOD content, and the licensing of such content to third parties, is an inherently risky business. In particular, the revenues derived from our distribution of feature films and SVOD content depends primarily on widespread public acceptance of the content. Audience responses to our content is subjective and difficult to predict. The popularity of our content depends on many factors, including the quality and public acceptance of competing content (including content available or released at or near the same time as our content), the availability of alternative forms of leisure and entertainment activities, and our ability to maintain or develop strong brand awareness and target key audience demographics. Only some of the factors impacting audience responses to our content are within our control. If we are not able to create and distribute content that is popular with consumers and affiliates, our revenues may decline or fail to grow to the extent we anticipate when making licensing decisions.

Further, we must invest substantial amounts in marketing content before we learn whether the content will reach anticipated levels of popularity and financial return with viewers. We may incur substantial expenses on marketing content that fails to generate revenue. The underperformance of a feature film, particularly an “event” film (which typically has high production and marketing costs), can have an adverse impact on our results of operations in both the year of release and in the future.

Theatrical distribution typically involves significant risk and high upfront marketing costs, which can cause our financial results to vary from time to time.

We incur significant marketing and advertising costs before and throughout a theatrical release in an effort to drive public awareness of the film and increase ticket sales. For instance, marketing costs are generally incurred before and throughout the theatrical release of a film and are expensed as incurred. Therefore, we typically incur losses for a particular film prior to and during the film’s theatrical exhibition, and profitability for the film may not be realized until after its theatrical release window. Further, we may revise the release date of a film as the production schedule changes or in such a manner as we believe is likely to maximize revenues or for other business reasons. Additionally, we cannot assure that any of the films scheduled for release will be completed and/or in accordance with the anticipated schedule or budget or that the film will ever be released.

The video industry is subject to rapid technological change and we must continue to enhance and improve our technology.

Our success will depend, in part, on our ability to continue enhancing and improving the performance, functionality, and reliability of the systems upon which our business model is built, in part to address the varied needs of existing and new customers, while also responding to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology involves significant technical and business risks. The development of any software is characterized by rapid technological changes and new technologies, the introduction or changes in user requirements and preferences, short development cycles, frequent introduction of new products and services, and the emergence of new industry standards and practices that could render our existing technology obsolete. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, strategic partner and customer requirements, or emerging industry standards, that will have a material adverse effect on our ability to succeed.

Changes in competitive offerings for entertainment video, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business.

The market for entertainment video is intensely competitive and subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access entertainment video. The various economic models underlying these channels include subscription, transactional, ad-supported, and piracy-based services. All have the potential to capture meaningful segments of the entertainment video market in the future. Piracy, in particular, threatens to damage our business, as its fundamental proposition to consumers is so compelling and difficult to compete against: virtually all content is available for free. Furthermore, in light of the compelling consumer proposition, piracy services are subject to rapid global growth. Additionally, traditional providers of entertainment video, including broadcasters and cable network operators, as well as internet-based e-commerce entertainment video providers, are increasing their internet-based video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition, and significant financial, marketing and other resources. They may secure better terms from suppliers, adopt more aggressive pricing, and devote more resources to product development, technology, infrastructure, content acquisitions, and marketing. New competitors may enter the market or existing providers may adjust their services with unique offerings or approaches to providing entertainment video. Companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully, or profitably, compete with current and new competitors, our business will be adversely affected, and we may not be able to increase or maintain market share, revenues, or profitability.

If we fail to maintain, or in new markets establish, a positive reputation with customers concerning our service, we may not be able to attract or retain customers, and our operating results may be adversely affected.

We believe that a positive reputation is important to attract and retain customers who have a number of choices for obtaining entertainment video. To the extent our content is perceived as low quality, or we fail to sufficiently differentiate our content offerings from our competitors, our ability to establish and maintain a positive reputation may be adversely impacted. Furthermore, to the extent our marketing, customer service, and public relations efforts are not effective or create a negative consumer reaction, our ability to establish and maintain a positive reputation may be adversely impacted. As we expand into new markets, we need to establish our reputation with new customers. To the extent we are unsuccessful in creating positive impressions, our business in new markets may be adversely impacted.

Changes in how we market our service could adversely affect our marketing expenses, which may in turn adversely affect our customer base.

We utilize a broad mix of marketing and public-relations programs, including social media sites such as Facebook, YouTube, X, and Tik Tok, to promote our service to potential customers. We may limit or discontinue the use or support of certain marketing sources or activities if advertising rates increase or if we become concerned that customers or potential customers deem certain marketing practices intrusive or damaging to our brand. Additionally, certain social media sites may come under public or regulatory scrutiny, resulting in changes to their services that impact their utility to us. If the available marketing channels are curtailed, our ability to attract new customers may be adversely affected.

If companies that promote our service determine that we negatively impact their businesses, decide to compete more directly with our business, enter a similar business, or choose to exclusively support our competitors, we may no longer have access to certain marketing channels. If we are unable to maintain or replace our sources of customers with similarly effective sources, or if the cost of our existing sources increases, our customer base and marketing expenses may be adversely affected.

Our ability to profitably monetize content that we distribute is heavily reliant on factors outside of our control.

Our ability to monetize content that we distribute, and to do so profitably, is heavily reliant on factors outside of our control, including, but not limited to, the loss of key talent, budget overruns, the quality of the content produced, the timeliness of the production and subsequent release schedule, and the relationship of the creator with the audience. Our inability to find ways to mitigate the risks associated with these external factors, or other factors within our control, may have a material adverse impact on our business, results of operations, and financial condition.

We face risks, such as unforeseen costs and potential liability, in connection with content we acquire and/or distribute through our service.

As a distributor of content, we face potential liability for negligence, copyright and trademark infringement, and other claims based on the nature and content of the materials that we acquire and/or distribute. Notably, we previously provided content filtering and streaming services that resulted in a preliminary injunction, a federal court judgment requiring us to pay $62.0 million in damages arising from copyright infringements and Digital Millenium Copyrights Act (DMCA) violations, and our filing of a voluntary petition for bankruptcy. For more information regarding the Disney Litigation, see “Description of Business – Legal Proceedings.” We were also required to cease all business operations related to the content filtering services we provided at the time of the injunction, resulting in our complete loss of revenue. Although we pivoted our business, creating our own original content and licensing content from other creators, it took nearly four years to resolve the litigation, resulted in us filing for and reorganizing under Chapter 11 bankruptcy, and resulted in more than $5.0 million in legal fees. If we are found to be in violation of the intellectual property rights of third parties, we may face significant financial penalties and judgments.

Further, we also may face potential liability for content used in promoting our service, including marketing materials and features on our website (www.angel.com) such as customer reviews. To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately do not make available on our service, or if we become liable for content we acquire and/or distribute, our business may suffer. Litigation to defend such claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our operating results. We may not be indemnified or insured against such claims or costs of these types.

We are subject to payment processing risk.

Our customers pay for our service using a variety of payment methods, including credit and debit cards. We rely on internal systems as well as those of third parties to process payments. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem (such as large reissuances of payment cards, delays in receiving payments from payment processors, and/or changes to rules or regulations concerning payment processing), our revenue, operating expenses and operating results could be adversely impacted. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operation, and, if not adequately controlled and managed, could create negative consumer perceptions of our service.

If our trademarks and other proprietary rights are not adequately protected to prevent misuse or misappropriation by our competitors, the value of our brand and other intangible assets may be diminished.

We rely and expect to continue to rely on a combination of proprietary information, invention assignment, noncompetition, and arbitration agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, and trade secret protection laws, to protect our proprietary rights. We may also seek to enforce our proprietary rights through court proceedings. We have applied, and we expect to apply, for trademark registrations and the issuance of patents from time to time. These applications may not be approved, third parties may challenge any copyrights, patents, or trademarks issued to or held by us, third parties may knowingly or unknowingly infringe our intellectual property rights, and we may not be able to prevent infringement or misappropriation without substantial expense to us. If the protection of our intellectual property rights is inadequate to prevent misuse or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to mimic our service and methods of operations more effectively, the perception of our business and service to customers and potential customers may become confused in the marketplace, and our ability to attract customers may be adversely affected.

We currently hold various domain names relating to our brand. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for customers to find our website and our service. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon, or otherwise decrease the value of our trademarks and other proprietary rights.

We may become subject to intellectual property claims that could be costly and result in the loss of significant rights related to, among other things, our website, our recommendation and merchandising technology, and our marketing activities.

From time to time, third parties may allege that we have violated their trademark, copyright, patent, and other intellectual property rights in connection with our technology, business processes, and the content on our website. If we are unable to obtain sufficient rights, successfully defend our use, develop noninfringing technology, or otherwise alter our business practices on a timely basis in response to claims for infringement, misappropriation, misuse, or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the internet. Defending against intellectual property claims, whether they are with or without merit or are determined in our favor, would result in costly litigation and the diversion of technical and management personnel. It also may result in our inability to use our current website, streaming technology, and recommendation and merchandising technology or inability to market our service and merchandise our products. As a result of such a dispute, we may have to develop noninfringing technology, enter into royalty or licensing agreements, adjust our merchandising or marketing activities, or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us, which would adversely affect our business operations.

Technology, Internet, and Data Risks

We use third-party devices to make our service available to customers.

Our ability to grow our business is influenced by our customers’ continued ability to receive content through internet-connected screens. We currently offer customers the ability to receive content through TVs, digital video players, TV set-top boxes, and mobile devices. We work with various tech companies and distributors, including Roku, Google, Apple, and Samsung, to make our service available through the TV set-top boxes of these service providers pursuant to their standard terms. We intend to continue to broaden our capability to transmit TV shows and movies to other platforms and partners over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing, regulatory or other impediments to delivering our content to our customers via those devices, our ability to grow our business could be adversely impacted. Furthermore, the devices are manufactured and sold by entities other than us and, while these entities should be responsible for their devices’ performance, customers may associate us with those devices. Therefore, the failure of third-party devices to perform well may result in customer dissatisfaction toward us, which could result in claims against us or otherwise adversely impact our business.

Any significant disruption in our computer systems or those of third parties that we utilize could adversely impact our business.

Our reputation and ability to attract, retain, and serve our customers is dependent upon the reliable performance and security of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, and cybersecurity breaches. Interruptions in these systems, or with the internet in general, could leave our service unavailable or degraded, or otherwise hinder our ability to deliver content to our customers. Service interruptions, errors in our software, or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our service to existing and potential customers.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party web-hosting provider. In addition, we use third-party cloud computing services in connection with our business operations. We also utilize our own and third-party content delivery networks to help us deliver TV shows and movies in high volume to our customers over the internet. Problems faced by us or our third-party web-hosting, cloud computing, or other network providers, including technological or business-related disruptions, could adversely impact the experience of our customers.

Unauthorized access to our computer systems or those of third parties that we utilize, and any unauthorized disclosure of data, could have a significant adverse impact on our business.

Our computer systems and those of third parties we use in our operations are vulnerable to cybersecurity breaches, including cyber-attacks such as computer viruses, denial of service attacks, physical or electronic break-ins, and similar disruptions. These systems periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse, or theft of data. Any attempt by hackers to obtain our data (including customer and corporate information) or intellectual property (including digital content assets), disrupt our service, or otherwise access our systems or those of third parties we use, if successful, could harm our business, be expensive to remedy, and damage our reputation. We have implemented certain systems and processes to thwart hackers and protect our data and systems and hackers have not had a material impact on our service or systems to date. However, we cannot assure that hackers may not be successful in the future. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of, or otherwise negatively impact, our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of customers and adversely affect our business and results of operation.

Any disruption of or interference with our use of third-party cloud computing service providers would adversely impact our operations and business.

Several third-party services providers provide us with a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service. We have designed our software and computer systems to utilize data processing, storage capabilities, and other services provided by these providers. Currently, we run the vast majority of our computing using such third-party cloud computing services. Given this, along with the fact that we cannot easily switch our operations to another cloud provider, any disruption of or interference with our use of such services from our providers would adversely impact our operations and business.

If the technology we use in operating our business fails, becomes unavailable, or does not operate as expected, our business and operating results could be adversely impacted.

We utilize a combination of proprietary and third-party technology to operate our business. We also use technology to recommend and merchandise content to our consumers as well as to enable fast and efficient delivery of content to our customers and their various consumer electronic devices. For example, we have built and deployed our video on a content delivery network (“CDN”). To the extent internet service providers do not interconnect with our CDN, or if we experience difficulties in its operation, our ability to deliver our content efficiently and effectively to our customers could be adversely impacted, and our business and results of operation could be adversely affected. We also utilize third-party technology to help market our service, process payments, and otherwise manage the daily operations of our business. If our technology or that of third parties we use in our operations fails or otherwise operates improperly, our ability to operate our service, retain existing customers, and add new customers may be impaired. Also, any harm to our customers’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations, and financial condition.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of consumers to access our service through the internet. If network operators block, restrict, or otherwise impair access to our service over their networks, our service and business could be negatively affected. To the extent that network operators implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our new customer acquisition and retention could be negatively impacted. Furthermore, to the extent network operators create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the internet also provide these consumers with multichannel video programming. As such, many network operators have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. While we believe that consumer demand, regulatory oversight, and competition will help check these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted.

Privacy concerns could limit our ability to collect and leverage our customer data and disclosure of customer data could adversely impact our business and reputation.

In the ordinary course of business, and in particular in connection with merchandising our service to our customers, we collect and utilize data supplied by our customers. We must comply with various international, federal, and state laws and regulations related to the handling, use, and protection of data and may become subject to additional legislation in the future. Any actual or perceived failure to comply with data privacy laws or regulations or related contractual or other obligations, or any perceived privacy rights violation, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for breach of contract, and other significant costs, penalties, and other liabilities, as well as harm our reputation and market position.

Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit our ability to collect and use data, could have an adverse effect on our business. In addition, if we were to disclose data about our customers in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results.

Our reputation and relationships with customers would be harmed if our customer data, particularly billing data, were accessed by unauthorized persons.

We maintain personal data regarding our customers. This data is maintained on our own systems as well as those of third parties we use in our operations. We do not store billing data, such as credit card numbers, on our servers, but rely on third-party services that are Payment Card Industry Data Security Standard compliant for storing and accessing billing information. We take measures to protect against unauthorized intrusion into our customers’ data. Despite those measures, we and our payment processing services and other third-party services we use could experience an unauthorized intrusion into our customers’ data. In the event of such a breach, current and potential customers may become unwilling to provide the information to us necessary for them to become customers. Additionally, we could face legal claims for a breach. The costs relating to any data breach could be material, and we cannot assure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities relating to a data breach, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims. For these reasons, should an unauthorized intrusion into our customers’ data occur, our business could be adversely affected.

Risks Relating to Our Bitcoin Treasury Strategy and Holdings

Our bitcoin holdings are and will be less liquid than cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

We intend to adopt bitcoin as our primary treasury reserve asset. Historically, the bitcoin market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our bitcoin at favorable prices or at all. For example, a number of bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, our bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, bitcoin we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation (FDIC) or the Securities Investor Protection Corporation (SIPC). Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered bitcoin or otherwise generate funds using our bitcoin holdings, including in particular during times of market instability or when the price of bitcoin has declined significantly. If we are unable to sell our bitcoin, enter into additional capital raising transactions using bitcoin as collateral, or otherwise generate funds using our bitcoin holdings, or if we are forced to sell our bitcoin at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin have in the past influenced, and are likely to continue to influence, our financial results and the market price of the Common Stock.

Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin have in the past influenced and are likely to continue to influence our financial results and the market price of the Common Stock. Our financial results and the market price of Common Stock would be adversely affected, and our business and financial condition would be negatively impacted, if the price of bitcoin decreased substantially (as it has in the past, including during 2022), including as a result of:

•	decreased user and investor confidence in bitcoin, including due to the various factors described herein;

•	investment and trading activities, such as: (i) trading activities of highly active retail and institutional users, speculators, bitcoin miners, and investors; (ii) actual or expected significant dispositions of bitcoin by large holders, including the expected liquidation, of digital assets seized by governments or associated with entities that have filed for bankruptcy protection and the transfer and sale of bitcoins associated with significant hacks, seizures, or forfeitures, such as the: (a) transfers of bitcoin to creditors of the hacked cryptocurrency exchange Mt. Gox, which began in July 2024; (b) transfers of bitcoin to claimants following proceedings related to a 2016 hack of Bitfinex (currently being adjudicated); (c) sales of bitcoin by the German government following the seizure of about 50,000 bitcoin in January 2024 from the operator of Movie2k.to; or (d) potential sales of 69,370 bitcoin seized from the Silk Road marketplace by the U.S. Department of Justice; and (iii) actual or perceived manipulation of the spot or derivative markets for bitcoin or spot bitcoin exchange-traded products;

•	negative publicity, media, or social media coverage or sentiment due to events in or relating to, or perception of, bitcoin or the broader digital assets industry, for example: (i) public perception that bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) expected or pending civil, criminal, regulatory enforcement, or other high profile actions against participants in the bitcoin ecosystem; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading and its affiliates; and (iv) the actual or perceived environmental impact of bitcoin and related activities, including environmental concerns raised by private individuals, governmental and nongovernmental organizations, and other actors related to the energy resources consumed in the bitcoin mining process;

•	changes in consumer preferences and the perceived value or prospects of bitcoin;

•	competition from other digital assets that: (i) exhibit better speed, security, scalability, or energy efficiency, (ii) feature other more favored characteristics; (iii) are backed by governments, including the U.S. government, or reserves of fiat currencies; or that represent ownership or security interests in physical assets;

•	a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for bitcoin purchase and sale transactions, such as the crash of the stablecoin Terra USD in 2022, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of bitcoin or adversely affect investor confidence in digital assets generally;

•	the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed bitcoin, or the transfer of substantial amounts of bitcoin from bitcoin wallets attributed to Mr. Nakamoto;

•	developments relating to the bitcoin protocol, including: (i) changes to the bitcoin protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the bitcoin blockchain, changes to the maximum number of bitcoin outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, and similar changes; (ii) failures to make upgrades to the bitcoin protocol to adapt to security, technological, legal, or other challenges; and (iii) changes to the bitcoin protocol that introduce software bugs, security risks, or other elements that adversely affect bitcoin;

•	disruptions, failures, unavailability, or interruptions in services of trading venues for bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and its subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action and caused its temporary discontinuation of all fiat deposits and withdrawals in the United States;

•	the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in 2022, the ordered liquidation of the digital asset investment fund Three Arrows Capital in 2022, the announced liquidation of Silvergate Bank in 2023, the government-mandated closure and sale of Signature Bank in 2023, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by the Nevada Department of Business and Industry in 2023, and resulted in a nearly two-year halt on fiat deposits and withdrawals;

•	regulatory, legislative, enforcement, and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality, or public perception of bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms, or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

•	further reductions in mining rewards of bitcoin, including due to block reward halving events, which are events that occur after a specific period (the most recent of which occurred in April 2024) that reduce the block reward earned by “miners” that validate bitcoin transactions, or increases in the costs associated with bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of bitcoin mining, which could further increase the costs associated with bitcoin mining, any of which may cause a decline in support for the bitcoin network;

•	transaction congestion and fees associated with processing transactions on the bitcoin network;

•	macroeconomic changes, such as fluctuations in the levels of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;

•	developments in mathematics or technology, including in digital computing, algebraic geometry, and quantum computing, that could result in the cryptography used by the bitcoin blockchain becoming insecure or ineffective; and

•	changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes (including the ongoing trade dispute between the U.S. and China), and the adverse impacts attributable to global conflicts, including the current conflict between Russia and Ukraine (and the economic sanctions adopted in response to the conflict) and in the Middle East.

Bitcoin and other digital assets are novel assets and are subject to significant legal, commercial, regulatory, and technical uncertainty.

Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their value. The application of state and federal securities and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin or the ability of individuals or institutions (such as us) to own or transfer bitcoin.

The U.S. federal government, states, regulatory agencies and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For example within, the past several years:

•	President Trump signed an executive order instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries;

•	in January 2025, the SEC announced the formation of a “Crypto Task Force,” which will seek to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend policy measures with respect to digital asset security status, registration and listing of digital asset-based investment vehicles, and digital asset custody, lending and staking;

•	the European Union adopted Markets in Crypto Assets Regulation, a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like bitcoin;

•	in June 2023, the SEC filed complaints against Binance Holdings Ltd. and Coinbase, Inc., and their respective affiliated entities, relating to, among other claims, that each party was operating as an unregistered securities exchange, broker, dealer, and clearing agency, but has since temporarily stayed its action against Binance Holdings Ltd. and dismissed its enforcement action against Coinbase, Inc.;

•	in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer, and clearing agency, but has since voluntarily dismissed the complaint;

•	in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023, which regulates market activities in “crypto assets;”

•	in November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the U.S. Department of Justice, Commodity Futures Trading Commission, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the Commodity Futures Trading Commission, pursuant to which Binance Holdings Ltd. agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States, although Binance has since recommenced operations in the United States; and

•	in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country.

While the complaint against Coinbase, Inc. was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance Holdings Ltd. was subject to a 60-day stay as of March 2025, the SEC or other regulatory agencies may initiate similar actions in the future, which could materially impact the price of bitcoin and our ability to own or transfer bitcoin.

It is not possible to predict whether, or when, new laws will be enacted that change the legal framework governing digital assets or provide additional authority to the SEC or other regulators, or whether, or when, any other federal, state, or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and bitcoin specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of bitcoin, as well as our ability to hold or transact in bitcoin, and in turn adversely affect the market price of our Common Stock

Moreover, the risks of engaging in a bitcoin treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in that strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of bitcoin in particular, may also impact the price of bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to bitcoin, institutional demand for bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for bitcoin as a store of value or means of payment, and the availability and popularity of alternatives to bitcoin. Even if growth in bitcoin adoption occurs in the near or medium-term, we cannot assure that bitcoin usage will continue to grow over the long-term.

Because bitcoin has no physical existence beyond the record of transactions on the bitcoin blockchain, a variety of technical factors related to the bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of bitcoin transactions, hard “forks” of the bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the bitcoin blockchain and negatively affect the price of bitcoin. The liquidity of bitcoin may also be reduced and damage to the public perception of bitcoin may occur if financial institutions were to deny or limit banking services to businesses that hold bitcoin, provide bitcoin-related services, or accept bitcoin as payment, which could also decrease the price of bitcoin. Actions by U.S. banking regulators, such as the issuance in February 2023 by federal banking agencies of the “Interagency Liquidity Risk Statement,” which cautioned banks on contagion risks posed by providing services to digital assets customers, and similar actions, have in the past resulted in or contributed to reductions in access to banking services for bitcoin-related customers and service providers and the willingness of traditional financial institution to participate in markets for digital assets. The liquidity of bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for bitcoin and other digital assets.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our bitcoin holdings.

Our historical financial statements do not fully reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of bitcoin.

The price of bitcoin has historically been subject to dramatic price fluctuations and is highly volatile. In December 2023, the FASB issued ASU No. 2023-08, which we adopted as of January 1, 2025. We determine and record the fair value of our digital assets in accordance with ASC Topic 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that we have determined are the principal market for such assets (Level I inputs). We determine the cost basis of our digital assets using the cost at the time of acquisition of each unit received. Realized and unrealized gains and losses are now recorded to Net loss (gain) on digital assets in our condensed consolidated statement of operations.

For periods prior to January 1, 2025, impairment losses were recognized within net loss (gain) on digital assets in our condensed consolidated statements of operations in the period in which the impairment was identified. Also for periods prior to January 1, 2025, gains were not recorded until realized upon sale(s), at which point they were presented net of any impairment losses for the same digital assets held. In determining the gain to be recognized upon sale, we calculated the difference between the sales price and carrying value of the digital assets sold immediately prior to sale. See “Note 2” to the condensed consolidated financial statements included in our Form 10-Q, filed with the SEC on May 15, 2025, for further discussion.

Because we intend to purchase additional bitcoin in future periods and increase our overall holdings of bitcoin, we expect that the proportion of our total assets represented by our bitcoin holdings will increase in the future, and we expect ASU No. 2023-08 to significantly affect the carrying value of our bitcoin on our balance sheet. As a result, and in particular with respect to the quarterly periods and full fiscal year with respect to which ASU No. 2023-08 will apply, and for all future periods, volatility in our earnings may be significantly more than what we experienced in prior periods.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Bitcoin does not pay interest or dividends.

Bitcoin does not pay interest or other returns and we can only generate cash from our bitcoin holdings if we sell our bitcoin or implement strategies to create income streams or otherwise generate cash by using our bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our bitcoin holdings, and any such strategies may subject us to additional risks.

We expect our bitcoin holdings will significantly impact our financial results and the market price of our Common Stock.

We expect our bitcoin holdings will significantly affect our financial results. If we significantly increase our overall holdings of bitcoin in the future, as we expect to do, such holdings will have an even greater impact on our financial results and the market price of our Common Stock.

We do not currently have any official policies governing how or when we will exchange cash for bitcoin, or sell bitcoin for cash, with the exception that bitcoin may be sold, if necessary, to meet our day-to-day financial obligations.

Our bitcoin treasury strategy has not been tested over time or under different market conditions.

The bitcoin financing strategy that we continue to implement has not been tested over time or under different market conditions. For example, although we believe bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of bitcoin declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our bitcoin treasury strategy or the actions we undertake to implement it. If bitcoin prices were to decrease or our bitcoin treasury strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our Common Stock would be materially adversely impacted.

Changes in our ownership of bitcoin could have accounting, regulatory, and other impacts.

While we currently own a modest amount of bitcoin, we expect to acquire a significant amount of bitcoin following the completion of the proposed Business Combination and expect to investigate many potential approaches to owning bitcoin, including indirect ownership (for example, through ownership interests in a fund that owns bitcoin). If we were to own all or a portion of our bitcoin in a different manner, the accounting treatment for our bitcoin, our ability to use our bitcoin as collateral for additional borrowings, and the regulatory requirements to which we are subject, may correspondingly change.

Our bitcoin treasury strategy exposes us to risk of nonperformance by counterparties.

Our bitcoin treasury strategy exposes us to the risk of nonperformance by counterparties. Notably, our execution partners, custodians, or other counterparties may be unable or may refuse to perform to perform their contractual obligations, because of a deterioration in its financial condition and liquidity or for any other reason, which could result in a loss of bitcoin, a loss of the opportunity to generate funds, or other losses. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our bitcoin holdings, we would become subject to additional counterparty risks. Any significant nonperformance by counterparties, including in particular the custodians with which we keep substantially all of our bitcoin, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our bitcoin holdings are exposed to the risk of bankruptcy, liquidation, insolvency and similar proceedings of counterparties.

We face an increasing risk that judicial or regulatory rulings are made in connection with the bankruptcy, liquidation, insolvency, or similar proceedings involving one or more of our custodians. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions, and other events relating to companies operating in the digital asset industry have highlighted these risks, including: (i) the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading, and Genesis Global Capital; (ii) the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank; (iii) SEC enforcement actions against Coinbase, Inc., Binance Holdings Ltd., and Kraken; (iv) the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry; and (v) the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company.

Although events like those described above have not resulted in any loss or misappropriation of our bitcoin or adversely impacted our access to our bitcoin, legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes subject to bankruptcy or similar proceedings. Further, while all of our custodians are subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership, or similar insolvency proceeding, we cannot assure that our custodially-held bitcoin will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy or similar proceedings.

Our bitcoin holdings are exposed to security risks faced by the blockchain network.

Wallets Blockchain technology has many built-in security features that make it difficult for hackers and other malicious actors to corrupt the protocol or blockchain. However, as with any computer network, the Bitcoin network may be subject to certain attacks. Some forms of attack include unauthorized access to wallets that hold bitcoin and direct attacks, like “51.0% attacks” or “denial-of-service attacks” on the Bitcoin network.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the bitcoin is held. Private keys used to access bitcoin balances are not widely distributed and are typically held on hardware (which can be physically controlled by the holder or by a third party such as a custodian) or via software programs on third-party servers. One form of obtaining unauthorized access to a wallet occurs following a phishing attack where the attacker deceives the victim and manipulates them into sharing their private keys for their digital wallet or other sensitive information. Other similar attacks may also result in the loss of private keys and the inability to access, and effective loss of, the corresponding bitcoin.

A “51.0% attack” may occur when a group of miners attain more than 50.0% of the bitcoin network’s mining power, thereby enabling them to control the bitcoin network and protocol and manipulate the blockchain. A “denial-of-service attack” occurs when legitimate users are unable to access information systems, devices, or other network resources due to the actions of a malicious actor flooding the network with traffic until the network is unable to respond or crashes. The bitcoin network has been, and can be in the future, subject to denial-of-service attacks, which can result in temporary delays in block creation and in the transfer of bitcoin. The occurrence of any attack on the bitcoin network would subject us to the risl of loss of our bitcoin holdings.

We face risks relating to the custody of our bitcoin, including the loss or destruction of private keys required to access our bitcoin and cyberattacks or other data loss relating to our bitcoin.

We hold our bitcoin with regulated custodians that have duties to safeguard our private keys. Our custodial services contracts do not restrict our ability to reallocate our bitcoin among our custodians, and our bitcoin holdings may be concentrated with a single custodian from time to time. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our bitcoin, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our current agreements or take other measures to custody our bitcoin, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected.

As of March 31, 2025, the insurance that covers losses of our bitcoin holdings would cover the entire value of our bitcoin holdings in an isolated loss scenario where only our bitcoin holdings were affected. However, should the loss be more widespread, it is possible that only a small portion of our bitcoin holdings would ultimately be insured. There can also be no guarantee that such insurance will be maintained as part of the custodial services we have or that such coverage will cover losses with respect to our bitcoin. Moreover, our use of custodians exposes us to the risk that the bitcoin our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our bitcoin.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the bitcoin held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the bitcoin held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our bitcoin, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our bitcoin and our financial condition and results of operations could be materially adversely affected.

Substantially all of the bitcoin we own is held in custody accounts at institutional-grade, digital asset custodians. Security breaches and cyberattacks are of particular concern for our bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. In the last few years, hacking has reportedly resulted in the theft of hundreds of millions of dollars from thousands of accounts at some of the largest digital custodians and exchanges. A successful security breach or cyberattack involving our accounts could result in:

•	a partial or total loss of our bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians that hold our bitcoin;

•	harm to our reputation and brand;

•	improper disclosure of data and violations of applicable data privacy and other laws; and

•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual, and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader bitcoin blockchain ecosystem or in the use of the bitcoin network to conduct financial transactions, which could negatively impact us.

Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in bitcoin trading venues and adversely affect the value of our bitcoin.

Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin trading venues, including prominent exchanges that handle a significant volume of bitcoin trading and/or are subject to regulatory oversight, in the event one or more bitcoin trading venues cease or pause for a prolonged period the trading of bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80.0% - 95.0% of bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 5, 2023, complaint against Binance Holdings Ltd. that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the bitcoin market than is commonly understood. Any actual or perceived wash trading in the bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our bitcoin.

Negative perception, a lack of stability in the broader bitcoin markets and the closure, temporary shutdown or operational disruption of bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians or other major participants in the bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy or for any other reason, may result in a decline in confidence in bitcoin and the broader bitcoin ecosystem and greater volatility in the price of bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which the market prices of bitcoin and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of bitcoin and other digital assets. These were followed in by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. While the complaint against Coinbase, Inc. was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance Holdings Ltd. was subject to a 60-day stay as of March 2025, the SEC or other regulatory agencies may initiate similar actions in the future. Since we expect the price of our Common Stock will be significantly affected by the value of our bitcoin holdings, the failure of a major participant in the bitcoin ecosystem could have a material adverse effect on the market price of our Common Stock.

A significant decrease in the market value of our bitcoin holdings could adversely affect our ability to satisfy our financial obligations.

As of March 31, 2025, we had an accumulated deficit of approximately $121.3 million. During the quarter ended March 31, 2025, we incurred a net loss of approximately $37.4 million and used cash in operating activities of approximately $12.2 million. Management is working to increase revenues through the growth of Angel Guild memberships, our pipeline of theatrical releases in 2025 and additional streaming agreements. Management believes it will be able to continue to fund operating capital shortfalls for the next year through the issuance of debt and Common Stock. Our ability to obtain equity or debt financing may in turn depend on, among other factors, the value of our bitcoin holdings, investor sentiment and the general public perception of bitcoin, our strategy and our value proposition. Accordingly, a significant decline in the market value of our bitcoin holdings or a negative shift in these other factors may create liquidity and credit risks, as such a decline or such shifts may adversely impact our ability to secure sufficient equity or debt financing to satisfy our financial obligations. These risks could materialize at times when bitcoin is trading below its carrying value on our most recent balance sheet or our cost basis.

If we are unable to secure equity or debt financing in a timely manner, on favorable terms, or at all, we may be required to sell bitcoin to satisfy our financial obligations, and we may be required to make such sales at prices below our cost basis or that are otherwise unfavorable. Any such sale of bitcoin may have a material adverse effect on our operating results and financial condition, and could impair our ability to secure additional equity or debt financing in the future. Our inability to secure additional equity or debt financing in a timely manner, on favorable terms or at all, or to sell our bitcoin in amounts and at prices sufficient to satisfy our financial obligations could cause us to default under such obligations. Any default on our current or future indebtedness may have a material adverse effect on our financial condition.

The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of bitcoin and adversely affect our business.

The emergence or growth of digital assets other than bitcoin may have a material adverse effect on our financial condition. As of March 31, 2025, bitcoin was the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions in Ethereum and other alternative digital assets are perceived as superior to proof-of-work mining, those digital assets could gain market share relative to bitcoin.

Other alternative digital assets that compete with bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. As of March 31, 2025, two of the seven largest digital assets by market capitalization were U.S. dollar-pegged stablecoins.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of bitcoin to decrease, which could have a material adverse effect on our business, prospects, financial condition and operating results.

Our bitcoin treasury strategy could subject us to enhanced regulatory oversight.

There has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. We are committed to acquiring bitcoin exclusively through entities that are subject to, and compliant with, know your customer and anti-money laundering regulations and related compliance rules in the United States. If we are found to have purchased any of our bitcoin from bad actors that have used bitcoin to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in bitcoin by us may be restricted or prohibited.

As of March 31, 2025, the market value of our bitcoin holdings transferred to lenders as collateral was approximately $21.7 million. We may incur indebtedness or enter into other financial instruments in the future that may be collateralized by our bitcoin holdings. We may also consider pursuing strategies to create income streams or otherwise generate funds using our bitcoin holdings. These types of bitcoin-related transactions are the subject of enhanced regulatory oversight. These and any other bitcoin-related transactions we may enter into, beyond simply acquiring and holding bitcoin, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX, one of the world’s largest cryptocurrency exchanges, in November 2022. While the financial and regulatory fallout from FTX’s collapse did not directly impact our business, financial condition or corporate assets, the FTX collapse may have increased regulatory focus on the digital assets industry. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting bitcoin, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in bitcoin.

In addition, private actors that are wary of bitcoin or the regulatory concerns associated with bitcoin may in the future take further actions that may have an adverse effect on our business or the market price of our Common Stock.

Regulatory change reclassifying bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, and could adversely affect the market price of bitcoin and the market price of our Common Stock.

While senior SEC officials have stated their view that bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended. Our classification as an investment company would subject us to significant additional regulatory controls that could have a material adverse effect on our ability to execute our bitcoin treasury strategy and may also require us to substantially change the manner in which we conduct our business and operations. In addition, if bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of bitcoin and in turn adversely affect the market price of our Common Stock.

Risks Related to Benefit Plan Investors

Fiduciaries investing the assets of a trust or pension or profit-sharing plan must carefully assess an investment in our securities to ensure compliance with ERISA.

In considering an investment in our securities of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a), a fiduciary should consider: (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the Class C Common Stock is not freely transferable and there may not be a market created in which the Class C Common Stock may be sold or otherwise disposed; and (iii) whether interests in our company or the underlying assets owned by us constitute “Plan Assets” under ERISA.

DILUTION

See our financial statements for the fiscal year ended December 31, 2024, and the notes thereto (including F-29 to F-30), for information regarding dilution.

PLAN OF DISTRIBUTION

General

We are offering up to 1,410,256 shares of our Class C Common Stock, at an offering price of $39 per share. The Minimum Investment Amount is 1 share, which may be purchased for $39. Our management may accept a lesser amount by our management in its sole and exclusive discretion.

We and our management are directly offering the Offered Shares on a “best efforts” basis. We intend to market the Offered Shares through both online and offline means. The Offered Shares will only be offered by our associated persons through our website at investinangel.com. This offering circular will be furnished to prospective investors in this Offering and available to them on our website at investinangel.com.

In conducting the Offering, our associated persons intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. No commissions or other compensation will be paid to our associated persons for sales initiated by them. We are offering our securities in all states, unless a jurisdiction does not permit such offer. We have engaged Rialto as a broker of record but not as an underwriter or placement agent for the Offering. See “Broker of Record” below.

Closings

We may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to us for our immediate use. After the Initial Closing, we expect to hold Additional Closings on at least a monthly basis.

The Offering will terminate on the earlier of: (i) the date on which all of the Offered Shares have been issued; (ii) the close of business on the date one year from the date the Offering Statement is qualified by the SEC; or (iii) the date sooner terminated by us.

No Minimum Offering Amount

The Offered Shares will be issued in one or more closings. No minimum number of Offered Shares must be sold before a closing can occur. Potential investors should be aware that we cannot assure that any other funds will be invested in this Offering other than their own funds.

No Selling Members

None of the Offered Shares is being offered or sold by our current stockholders pursuant to this offering circular. All net proceeds of this Offering will go to us.

Offering Website

We intend to market the Offered Shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media. VAS Portal, LLC (“VAS Portal”), owned by Harmon Ventures, LLC, (“Harmon Ventures”), which is owned indirectly by our CEO, Neal Harmon, and two of his brothers, Jeffrey Harmon and Daniel Harmon, will provide a software website/platform for us to use in conjunction with this offering. The offering website is investinangel.com.

Broker of Record

We have engaged Rialto Markets, LLC, a broker-dealer registered with the SEC and a member of FINRA, to act as the broker-dealer of record in connection with this Offering. Rialto will not provide underwriting or placement agent services, nor any investment advice or recommendations to any investor.

Rialto will provide the following services:

•	act as the Investor Onboarding Agent/Broker of Record for this Offering and for 5110 (FINRA) filings;

•	review investor information, including KYC (Know Your Customer) details, conduct AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to us whether or not to accept an investor;

•	review each investors’ subscription agreement to confirm each investors’ participation in the offering, and provide a determination to us whether or not to accept the use of the subscription agreement for an investor’s participation;

•	manage exceptions with investor subscription agreements, personal details or funds;

•	reconcile investor subscription agreements and investment funds;

•	coordinate with our legal counsel, registered transfer agent, Blue Sky filing and monitoring service providers, and escrow agent, as applicable; and

•	review of any marketing material related to the offering, if applicable.

Rialto will also maintain investor details securely and has agreed not to disclose such information to any third-party except as required by regulators or in Rialto’s execution of services as described in its agreement with us.

As compensation for its services, we have agreed to pay Rialto the following fees:

•	$5,000 consulting fee due upon signing our agreement with Rialto; and

•	0.75% of the first $20 million in gross process of the Offering and 0.25% of the next $35 million in gross proceeds of the Offering.

The maximum compensation payable to Rialto is $242,500.

We have also agreed to reimburse Rialto for expenses of up to $13,750, including the FINRA 5110 filing fee anticipated to be $8,750.

If we do not proceed with the Offering after receiving the no objection letter from FINRA, we will be charged an early termination fee of the greater of $30,000 or the percentage of the offering proceeds described above, but in any event not to exceed $30,000. However, we may terminate our agreement with Rialto “for cause,” including if Rialto materially fails to provide the services outlined in our agreement with Rialto. Our right of termination “for cause” eliminates our obligations with respect to the payment of any termination fee.

Rialto has not investigated the desirability or advisability of investment in the Offered Shares, nor approved, endorsed, or passed upon the merits of purchasing the Offered Shares. Rialto is not selling the Offered Shares or otherwise participating as an underwriter in this Offering. Rialto will not, under any circumstance: (i) solicit an investment in the Offered Shares; (ii) recommend the Offered Shares or provide investment advice to any prospective investor; or (iii) make any securities recommendations to investors. Rialto is not distributing any offering circulars or making any oral representations concerning this offering circular or this Offering.

Based upon Rialto’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering, and no investor should rely on the involvement of Rialto in this Offering as any basis for a belief that it has done extensive due diligence. Rialto does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or offering circular presented to investors by us. All inquiries regarding this Offering should be made directly to us.

Escrow Agent

We anticipate engaging an escrow agent to establish and maintain an escrow account in connection with the Offering.

Transfer Agent

We have also engaged Carta, Inc., a transfer agent registered with the SEC, to serve as our transfer agent and to maintain shareholder information on a book-entry basis. There are no set-up costs for this service, and fees for this service will be limited to secondary market activity.

Process of Subscribing

After the Offering Statement has been qualified by the SEC, we will accept tenders of funds to purchase shares. We may close on investments on a “rolling” basis, so not all investors will receive their Offered Shares on the same date.

Investors may subscribe by tendering funds by check, wire transfer, credit or debit card, or ACH transfer to the escrow account to be established by an escrow agent we anticipate engaging. The funds tendered by potential investors will be held by our escrow agent in a segregated account exclusively for our benefit. Funds will be transferred to us at each closing.

Investors will be required to complete a subscription agreement in order to invest, pursuant to which an investor will irrevocably subscribe to purchase the Offered Shares. The investor will not be entitled to any refund unless we terminate the Offering or we reject the subscription in whole or in part.

The subscription agreement also includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act, the investor is investing an amount that does not exceed the greater of 10% of investor’s annual income or 10% of investor’s net worth (excluding the investor’s principal residence).

Any potential investor will have time to review the subscription agreement, along with counsel, prior to making any final investment decision. Rialto will review all subscription agreements completed by the investor. After Rialto has completed its review of a subscription agreement for an investment in the Offered Shares, the funds may be released by the escrow agent we anticipate engaging.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Rialto will have up to three days to ensure all the documentation is complete. Rialto will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered by check, wire, debit or credit card, or electronic funds transfer via ACH to the specified account will be deposited into an escrow account for our benefit at the escrow agent we anticipate engaging for this Offering. All other funds received by us, including wire transfers, will be made available immediately; funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at our escrow agent.

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from us, in the event an investor fails to provide requested follow-up information to complete background checks or fails background checks, and/or in the event we receives oversubscriptions in excess of the Maximum Offering Amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, we have not set a maximum period to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of the rejection without deduction or interest. Upon acceptance of a subscription, we will send a confirmation of the acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, we will instruct our transfer agent to issue the Offered Shares to the investor. Our transfer agent will notify an investor when the Offered Shares are ready to be issued and hat the transfer agent has set up an account for the investor.

Forum Selection Provisions

The subscription agreement that investors will execute in connection with the Offering includes a forum selection provision that requires that any suit, action, or other proceeding or any claim arising out of or based on the subscription agreement against us must be brought in a court in the state of Utah sitting in Salt Lake County, or the United States District Court for the District of Utah.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Investors will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

USE OF PROCEEDS

We estimate that the maximum gross proceeds we will receive from this Offering will be $55,000,000 if we raise the maximum offering amount. However, we cannot guarantee that we will sell all of the Offered Shares. The following table summarizes how we anticipate using the gross proceeds of this Offering, depending upon whether we sell 25%, 50%, 75%, or 100% of the Offered Shares. We reserve the right to change the use of proceeds whether that is the result of raising less than the maximum proceeds or otherwise.

	If 25% of Shares Sold for Cash		If 50% of Shares Sold for Cash		If 75% of Shares Sold for Cash		If 100% of Shares Sold for Cash
Gross Proceeds	$13,750,000	(1)	$27,500,000	(1)	$41,250,000	(1)	$55,000,000	(1)
Offering Expenses(2)	$(210,625)		$(276,250)		$(310,625)		$(350,000)
Net Proceeds	$13,539,375		$27,223,750		$40,939,375		$54,650,000

Our intended use of the net proceeds is as follows:
Working Capital(3)	$13,539,375		$27,223,750		$40,939,375		$54,650,000
Total Use of Net Proceeds	$13,539,375		$27,223,750		$40,939,375		$54,650,000

(1)	Assumes the sale of all Offered Shares at a purchase price of $39.00.
(2)

Estimated offering expenses include legal, broker of record, auditing, accounting, transfer agent, payment processor, printing, marketing, and other fees and expenses. Compensation paid to Rialto is expected to be up to $242,500 and will include: (i) a consulting fee of $5,000, plus (ii) 0.75% of the first $20 million in aggregate proceeds we raise in this Offering, and 0.25% on the next $35 million in aggregate proceeds we raise in this Offering. We will also reimburse Rialto for expenses up to $13,750, including a FINRA 5110 filing fee of $8,750. Legal fees are estimated to be $60,000. Auditing fees are $7,500. Other fees and expenses are expected to be approximately $20,000. Actual fees and expenses may vary.

(3)	We intend to use 100% of the net proceeds in all scenarios to manage our business and provide working capital for operations. These amounts may be used to pay expenses relating to salaries and other compensation to our officers and employees.

We intend to use the net proceeds from this Offering to manage our business and provide working capital for our operations, which may include payments related to salaries and other compensation to our officers and employees. We will have broad discretion in the allocation and use of the net proceeds. We reserve the right to change the use of proceeds for any reason, whether that is the result of raising less than the maximum proceeds or otherwise.

DESCRIPTION OF BUSINESS

Overview

We were founded as “VidAngel” in 2013 by our Chief Executive Officer, Neal Harmon, along with his brothers Daniel Harmon, Jeffrey Harmon, and Jordan Harmon, and their cousin, Benton Crane. We changed our name to Angel Studios, Inc. in March 2021.

We are a values-based, community-driven media company that uses technology to empower a vibrant and growing community to replace the Hollywood gatekeeper system and to champion high-quality films and TV shows that are true, honest, noble, just, authentic, lovely, admirable, and excellent—stories that “amplify light”—for mainstream audiences. Our community, known as the Angel Guild, is at the heart of this missions and, through it, we empower audiences to decide which stories get produced and distributed, while creating communities around each project.

The Angel Guild consists of interested individuals who have invested in our previous films or TV shows and pay a monthly or annual membership fee to us. The Angel Guild: (1) votes to select film and TV shows; (2) rallies in theaters to support film releases; and (3) funds future films and TV shows through their membership fees. All Angel Guild members make a written pledge stating: “When I vote, I pledge to help choose excellent entertainment that is true, honest, noble, just, authentic, lovely, or admirable.” Through the Angel Guild, approximately over one million paying members from more than 170 different countries help us decide what film and TV projects we will market and distribute.

Filmmakers pitch projects to the Angel Guild. To determine whether or not a film or TV show “amplifies light,” we screen a short promotional version of a film or TV show (a “Torch”), or if available, a full-length feature or episode, to members of the Angel Guild. Upon watching a Torch, Angel Guild members are asked for their feedback, which we use to determine whether we will move forward with production and/or distribution of the film or TV show. After projects pass the Angel Guild, investors may have the opportunity to fund the projects they are most excited to see. Post-production films and TV shows are delivered directly to viewers and grow as fans share them with others.

Our distribution clients may utilize the services of VAS Portal d/b/a Angel Funding (the “Angel Funding Portal”), an SEC-registered funding portal (SEC File No. 7-165) and a member of The Financial Industry Regulation Authority (“FINRA”), to fund their projects. VAS Portal (and its Angel Funding Portal) is operated independently of us and currently offer crowdfunding opportunities exclusively to investors in productions we distribute. VAS Portal was originally founded as one of our wholly owned subsidiaries, but we sold it in 2019 to Harmon Ventures. As of the date of this offering circular, we have no ownership interest in VAS Portal. For more information about VAS Portal and its history with us, see “Interests of Management and Others in Certain Transactions.”

The first project launched by us for distribution was Dry Bar Comedy. Dry Bar Comedy is currently one of the largest collections of clean stand-up comedy in the world with over five billion views, including social media.

Shortly thereafter, we entered into a consulting and coordination agreement with The Chosen and provided consultation related to its crowdfunding offering; designed and built a technological platform to facilitate its crowdfunding offering; and provided various public relations, marketing, and advertising services for The Chosen. “The Chosen” series went on to become one of the largest equity crowdfunded media projects of all time, amassing an audience of more than one hundred million. From 2022 through May 2024, we also had an agreement with The Chosen to distribute previous and future episodes of the series. The Chosen Agreement was terminated May 28, 2024. For more information, see “Description of Business – Legal Proceedings.”

Building on our early successes, we launched several new initiatives that focus on films and TV shows in markets currently underserved by the traditional studio system.

We primarily generate revenue from monthly or annual membership fees through the Angel Guild, theatrical distribution revenue, content licensing revenue, and revenue generated from sales of merchandise related to our films and series.

Our Product and/or Services

We currently operate by offering and producing our own films and series, distributing original films and series, releasing licensed films or shows, consulting with filmmakers, maintaining engagement with our existing users, conducting research and development to create new intellectual property, and devising new methods to monetize existing intellectual property.

We seek to align our interests with those of the filmmakers and the audience and use the wisdom of crowds, via the Angel Guild, to help guide decisions on which films and TV shows get selected for distribution. Members of the Angel Guild are allowed to vote on filmmaker submissions and are asked for their feedback. If the film or TV show receives enough votes from the Angel Guild, we then seek to enter into distribution agreements with the filmmakers to assist them in raising capital to fund the production, or release, of their film or TV show, while also securing the rights necessary to license, market, and distribute it through a Distribution Agreement. The number of votes required for a film or TV show to pass the Angel Guild with statistical significance varies based on a wide variety of factors, and is subject to change as we continue to improve and revise the voting process, but generally a submission requires a guild score (the “Guild Score”) of at least 70 to indicate that the film or TV show amplifies light and is desired by the audience. If algorithms related to the Guild Score are changed, they are simultaneously changed for all applicable present and future films and TV shows that go through the voting process.

Original Content

We announced the “Angel Studios” concept in December 2016 and immediately began accepting submissions for digital distribution, applications to perform comedy routines for our Dry Bar Comedy series, and applications from filmmakers interested in helping us produce original films and series.

We received thousands of inquiries and applications to partner on various projects. To date, we have exclusively licensed 53 titles for worldwide distribution, of which 35 are films (including “Sound of Freedom,” “His Only Son,” “After Death,” “The Shift,” “Cabrini,” “Sight,” “Sound of Hope,” “Bonhoeffer,” “Homestead,” and “The King of Kings”) and 18 are television series (including “The Tuttle Twins,” “The Wingfeather Saga,” and “Homestead” – a series based on the movie). We have also produced and filmed 746 original comedy specials from various up-and-coming comedians as part of our Dry Bar Comedy series. We currently film, produce, and distribute all specials for our Dry Bar Comedy series from our own studio and offices in Provo, Utah.

Distribution and Licensing Agreements

As discussed above, we (or a subsidiary) enter into Distribution Agreements with filmmakers and production companies related to films or TV shows in different stages of production. Our Distribution Agreements differ from the industry norm because we do not take a distribution fee off the top. Payouts to filmmakers on these arrangements (“royalties”) are based on net profit of the film or show. Net profit is generally determined to be all revenues recognized by us that are derived from the exploitation of the film or TV show, less (i) all verified out-of-pocket distribution costs and expenses incurred by us specific to the film or TV show, (ii) all verifiable marketing-related costs incurred by us for or in connection with the marketing of the film or TV show, and (iii) various fees, costs, and expenses related to the Angel Guild. Distribution royalties on net profits are split between the filmmaker and us, with one-half of Guild-generated profits and two-thirds of all other profits going to the filmmaker and its investors.

In addition to our exclusive distribution licensed films and shows, we have added 20 Angel Guild license agreements for streaming films and shows to the Angel Guild since September 2024, with the expectation to add approximately two per week throughout 2025.

We have also developed an international distribution output network with Paris Filmes in Brazil; A Contracorriente in Spain; NOS Lusomundo in Portugal; Santa Barbara Films in Colombia; Neema Media in Benelux; FilmOne in Ghana, Liberia, and Nigeria; Blitz in Croatia and former Yugoslavia; ROLA in Argentina, Bolivia, Caribbean (Aruba, Dominican Republic, Jamaica), Chile, Central America (Panama, Guatemala, Honduras, El Salvador, Nicaragua, Costa Rica), Ecuador, Mexico, Peru, Paraguay and Uruguay; Kinostar in Germany; Saje Distribution in France; ADS Service in Hungary; Monolith in Poland; Empire in South Africa, Botswana, Kenya, Lesotho, Malawi, Mozambique, Namibia, Rwanda, Swaziland, Tanzania (including Zanzibar), Uganda, Zambia, and Zimbabwe; Shaw in Singapore; Skyline Entertainment in Sri Lanka; MovieCloud in Taiwan; Crystalsky in Philippines; KOVA Releasing in United Kingdom and Ireland; RIALTO in Australia and New Zealand; and HKC in Pakistan, with the plan to add other output partners in the future.

Given the nature of our business, our Distribution Agreements are not material at signing, but become material over time as the audience’s interest is fully realized. Material Distribution Agreements tied to more than $430.0 million in total global gross box office included “His Only Son,” “Sound of Freedom,” “After Death,” “The Shift,” “Cabrini,” “Sight,” “Sound of Hope,” “Bonhoeffer,” “Homestead,” “Brave the Dark,” “Rule Breakers,” and “The King of Kings.”

Our business does not currently generate revenue from distribution activities related to the Chosen Agreement, pursuant to which we were previously granted a limited license to distribute episodes and seasons of the series “The Chosen,” and any future audiovisual production derivatives thereof.

Theatrical Distribution

We (directly or through a subsidiary) enter into agreements with exhibitors (theater owners) whereby the exhibitor collects the ticket admission fees and retains a portion of those gross box office receipts and taxes paid at the box office. The balance is remitted to us, as the distributor.

Our innovative theatrical strategy combines the power of the Angel Guild’s predictive capabilities in identifying movies that we believe deserve a theatrical release with the efficiency of raising capital to fund the prints and advertising (“P&A”) funds needed to market the film. In addition, using our self-developed and controlled “Theatrical Pay-it-Forward” technology, we are able to offer a community-based in-person cinema experience whereby, after experiencing a film in the theater, people have the opportunity to share that experience with others by purchasing tickets, through the Angel App or on our website, for those who would not otherwise watch the film at a theater. The Theatrical Pay-it-Forward technology combines standard payment processing technology with a streamlined redemption process that allows recipients of the Theatrical Pay-it-Forward tickets to select a theater and showtime of their choosing for the respective film.

In March 2023, we launched our first motion picture theatrical release under our newly formed theatrical division, entitled “His Only Son.” The film was produced on a budget of approximately $250.0 thousand before we licensed the film for global distribution. We screened the film in over 1,920 theaters. The film grossed an estimated $12.1 million domestically and hit #3 in the box office on opening weekend according to TheNumbers.com.

In July 2023, we released our second film, “Sound of Freedom” in theaters. Sound of Freedom was screened in over 2,950 theaters at its opening and surpassed industry expectations, debuting at #1 in the U.S. box office and earning approximately $185.0 million in gross domestic box office sales. Sound of Freedom has subsequently been released in various international locations and has earned approximately $250.0 million in gross worldwide box office sales.

In the fourth quarter of 2023, we released the films “After Death” (screened in over 2,645 theaters at its opening and debuting at #4 in the U.S. box office) and “The Shift” (screened in over 2,450 theaters at its opening and debuting at #6 in the U.S. box office). Upon release, the foregoing films grossed approximately $11.8 million and $12.2 million, respectively, in domestic box office sales.

During 2024, we released theatrically the following five films, and we were ranked by TheNumbers.com in their annual list of top distributors as the #10 domestic distributor for 2024:

2024 Theatrical Distribution
Title	Release Date	Gross Box Office Sales as of June 19, 2025
Cabrini	March 8, 2024	$20.6 million
Sight	May 24, 2024	$7.2 million
Sound of Hope: The Story of Possum Trot	July 4, 2024	$11.7 million
Bonhoeffer	November 22, 2024	$12.7 million
Homestead	December 20, 2024	$20.8 million

During 2025, we have released or expect to release theatrically the current slate of films on the following dates:

2025 Theatrical Distribution
Title	Release Date	Gross Box Office Sales as of June 19, 2025
Brave The Dark	January 24, 2025	$4.5 million
Rule Breakers	March 7, 2025	$2.9 million
The King of Kings	April 11, 2025	$68.2 million
The Last Rodeo	May 24, 2025	—
Sketch	August 5, 2025	—
Zero A.D.	December 19, 2025	—

With our recent successes in theatrical distribution, we are continuing to see a large influx of filmmakers who are looking to work with us to release their films and/or TV shows into the market. We hope to leverage these opportunities to bring more films and TV shows to audiences around the world that amplify light.

Not all of our films or TV shows launch theatrically. We consider multiple different distribution strategies for our films and TV shows, including licensing of the content across a wide range of global distribution platforms and networks that include transactional video on demand, electronic sell thru, subscription video on demand (“SVOD”), ad-supported video on demand, and free video on demand. We also make our content available through our own streaming service via the Angel App or on our website (www.angel.com). The Angel App is available to download for free from the Google Play Store on Android mobile devices, Google TV devices, and Android TV devices; the Apple App Store on iOS mobile devices; Roku TV; the Fire TV Channels Store on Fire TV; and from Samsung Smart TV. While most content can be watched for free on the Angel App, members of the Angel Guild are provided with early access to most of the content that we distribute. Holders of Class C Common stock can become members of the Angel Guild by paying the applicable monthly or annual fee.

We are regularly testing, introducing, and building new and exciting community-based features to help us achieve our goals.

Competition

We operate in an extremely competitive environment and compete against companies that are larger, have more resources, and greater brand recognition than our company, for the rights to talent, content, and intellectual property for our products and services as well as for the audience to whom we distribute our content and services. Our success depends on our ability to differentiate how we identify, fund, and distribute our original content.

Theatrical distribution is a potentially lucrative market for us. We compete against content providers and traditional movie studios with greater production and marketing budgets. Our success depends heavily on our ability to choose the right films and TV shows to license and release in theaters, as well as effectively and efficiently marketing that content to the intended audience.

Over-the-top media services (i.e., digital distribution via the internet rather than through traditional cable, satellite, and similar methods) has been one of the fastest growing segments in the media and entertainment industry. The market for video entertainment is intensely competitive and subject to rapid change. As the industry continues to evolve, we will continue to face strong competition in every aspect of our business. We compete against other digital content distribution platforms where customers can stream exclusive and non-exclusive content on demand.

We also compete against other entertainment video providers, such as multichannel video programming distributors, motion picture and TV studios, streaming entertainment providers (including those that provide pirated content), and more broadly other sources of entertainment that our customers could choose in their moments of free time. We also compete against streaming entertainment providers and content producers in obtaining content for our service.

While consumers may maintain simultaneous relationships with multiple entertainment sources, we strive for consumers to choose us. By aligning the desires of the consumer with that of the creator, we believe that the audience can play a larger role in shaping the future of content, and we are working to create better ways for filmmakers to leverage the wisdom of the crowd in their creative process.

Intellectual Property

We regard our trademarks, service marks, copyrights, patents, domain names, trade dress, trade secrets, proprietary technologies, and similar intellectual property an integral part of our success. In addition, we rely on a combination of patent, copyright, trademark, and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual documents, to protect our proprietary technologies. We also seek to protect our intellectual property rights by requiring all employees and independent contractors involved in developing intellectual property on our behalf to execute acknowledgments that all intellectual property generated or conceived by them on our behalf or related to the work they perform for us is our property, and assigning to us any rights, title, and interest, including intellectual property rights, they may claim or have in those works or property, to the extent allowable under applicable law.

Despite our best efforts to protect our technology and proprietary rights by enforcing our intellectual property rights, licenses, and other contractual rights, unauthorized parties might still copy or otherwise obtain and use our software and other technology. As we continue to expand our operations, effective intellectual property protection, including copyright, trademark, and trade secret protection might not be available or might be limited in foreign countries. Significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, companies in the communications and technology industries frequently own large numbers of patents, copyrights, and trademarks and might threaten litigation or sue us based on alleged infringement or other violations of intellectual property laws. We are currently subject to, and expect to face in the future, allegations that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities.

Research and Development

During the fiscal years ended December 31, 2024 and 2023, we spent $14.4 million and $13.9 million, respectively, on research and development activities relating to our technology.

Bitcoin Treasury Strategy and Holdings

We plan to continue to acquire and hold bitcoin as a strategic treasury asset as an adjunct to our core film and TV distribution business. The continued implementation of our bitcoin treasury strategy aims to support our mission-driven approach of funding the world’s best filmmakers in producing stories that amplify light for generations to come. The overall strategy contemplates that we may: (i) enter into capital raising transactions that are collateralized by our bitcoin holdings; (ii) consider pursuing strategies to create income streams or otherwise generate funds using our bitcoin holdings; and (iii) periodically sell bitcoin for general corporate purposes, including to generate cash to meet our operating requirements.

Proposed Business Combination

Summary

On September 11, 2024, Southport Acquisition Corporation, a Delaware corporation (“Southport”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Southport, Sigma Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Southport (“Merger Sub”), and Angel Studios.

This offering circular does not contain the risks associated with the proposed Business Combination (defined below). The risks and effects relating to the proposed Business Combination are included in the registration statement on Form S-4 that Southport has filed with the SEC relating to the proposed Business Combination. For additional information about the proposed Business Combination, see the S-4 filed by Southport with the SEC on June 13, 2025, as well as information in our Form 10-K, filed with the SEC on March 28, 2025 (including Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and information in our Form 10-Q, filed with the SEC on May 15, 2025 (including Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations).

The consummation of the proposed Business Combination is subject to certain conditions as further described in the Merger Agreement and the Merger Agreement Amendment, including the condition that the SEC declares the registration statement effective.

The Merger

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(1)	at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into Angel Studios, with Angel Studios continuing as the surviving corporation and a wholly owned subsidiary of Southport (the “Business Combination”);

(2)	at the Closing, all of the outstanding capital stock of Angel Studios (other than shares subject to Angel Studios options, shares held in treasury and any dissenting shares) will be converted into the right to receive shares of common stock, par value $0.0001 per share, of Southport (“Southport Common Stock”), in an aggregate amount equal to (x) $1.5 billion plus the aggregate gross proceeds of any capital raised by Angel Studios prior to the Closing, divided by (y) $10.00;

(3)	at the Closing, all of the outstanding options to acquire capital stock of Angel Studios will be converted into comparable options to acquire shares of Southport Common Stock (subject to appropriate adjustments to the number of shares of Southport Common Stock underlying such options and the exercise price of such options);

(4)	subject to the approval of the holders of Southport’s public warrants, Southport will amend its public warrants so that, immediately prior to the Closing, each of the issued and outstanding Southport public warrants automatically will convert into 0.1 newly issued share of Southport class A common stock and such warrants will cease to be outstanding (the “Warrant Conversion”); and

(5)	at the Closing, Southport will be renamed “Angel Studios, Inc.”

The board of directors of Southport has unanimously (i) approved and declared advisable the Merger Agreement and the Merger and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Southport.

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which occurred on December 5, 2024, (ii) the absence of any law or injunction prohibiting the consummation of the Merger, (iii) the effectiveness of the registration statement on Form S-4 filed by Southport in connection with the transaction, (iv) the approval of the Merger Agreement and the transactions contemplated thereby by the respective stockholders of Southport and Angel Studios, (v) the approval by Southport’s stockholders of an extension to Southport’s deadline to consummate a business combination to September 30, 2025, which approval was obtained on November 13, 2024, (vi) the receipt of approval for listing on the New York Stock Exchange or the Nasdaq Stock Market (or any other nationally recognized stock exchange in the United States as may be agreed by Angel Studios and Southport) of the Southport class A common stock (including shares issued in the transaction), (vii) Southport having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon the Closing, (viii) the performance in all material respects of the respective covenants of Southport and Angel Studios to be performed as of or prior to the Closing, including with respect to Southport, the covenant with respect to the warrantholder approval and (ix) the representations and warranties of Southport and Angel Studios remaining accurate (to such standards described in the Merger Agreement) as of the effective time of the Merger.

Each party’s obligations to consummate the Merger are also conditioned upon the accuracy of the other party’s representations and warranties, subject to customary materiality and material adverse effect qualifiers, and the performance in all material respects by the other party of its covenants in the Merger Agreement to be performed as of or prior to the Closing.

The Merger Agreement contains customary representations and warranties by Southport, Merger Sub and Angel Studios. The representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

The Merger Agreement may be terminated at any time prior to the Closing (i) by written consent of Southport and Angel Studios, (ii) by either Angel Studios or Southport, if certain approvals of the stockholders of Southport or Angel Studios, to the extent required under the Merger Agreement, are not obtained as set forth therein, (iii) by Angel Studios, if there is a Modification in Recommendation (as defined in the Merger Agreement), or by Southport, if there is a Company Modification in Recommendation (as defined in the Merger Agreement), and (iv) by either Southport or Angel Studios in certain other circumstances set forth in the Merger Agreement, including (a) if any governmental authority shall have issued or otherwise entered a final, nonappealable order making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, (b) in the event of certain uncured material breaches by the other party or (c) if the Closing has not occurred on or before September 30, 2025.

Certain Related Agreements

The Sponsor Support Agreement

On September 11, 2024, Southport also entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among Southport, Southport Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and Angel Studios, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not redeem its shares of Southport Common Stock in connection therewith. In addition, the Sponsor has agreed to forfeit all of the Southport private placement warrants held by it at the Closing for no additional consideration. The Sponsor has also agreed to cover certain expenses incurred by Southport that are unpaid and payable at the Closing in excess of a specified cap. The Sponsor Support Agreement will terminate upon the earlier of the termination of the Merger Agreement or written agreement by the parties.

Angel Studios Stockholder Support Agreement

On September 11, 2024, Southport also entered into a Stockholder Support Agreement (the “Angel Studios Stockholder Support Agreement”) by and among Southport, Angel Studios and certain stockholders of Angel Studios (the “Key Stockholders”). Under the Angel Studios Stockholder Support Agreement, the Key Stockholders agreed, with respect to the outstanding shares of Angel Studios’ common stock held by such Key Stockholders, to vote their shares or execute and deliver a written consent adopting the Merger Agreement and related transactions and approving the Merger Agreement and transactions contemplated thereby.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Southport, the Sponsor, certain equityholders of Angel Studios, Jared Stone and the other parties thereto, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Southport will grant customary registration rights to the other parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Southport Common Stock that are held by the other parties thereto.

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, Southport and the Key Holders (as defined in the Merger Agreement) will enter into a Lock-Up Agreement (the “Lock-Up Agreement”). The Lock-Up Agreement contains certain restrictions on transfer with respect to shares of Southport Common Stock held by the Key Holders immediately following the Closing (other than shares purchased in the public market after the Closing) and the shares of Southport Common Stock issued to directors and executive officers of the combined company upon settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Angel Studios outstanding immediately prior to the Closing (the “Lock-Up Shares”). Such restrictions begin at the Closing and end on the earlier of (i) one year after the Closing and (ii) (a) for 33.0% of the Lock-Up Shares, the date on which the last reported sale price of Southport Common Stock equals or exceeds $12.50 per share for any twenty trading days within any thirty-trading day period commencing at least thirty days after the Closing and (b) for an additional 50.0% of the Lock-up Shares, the date on which the last reported sale price of Southport Common Stock equals or exceeds $15.00 per share for any twenty trading days within any thirty-trading day period commencing at least thirty days after the Closing.

The foregoing descriptions of the Merger Agreement, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement, and the transactions and documents contemplated thereby (including, without limitation, the Registration Rights Agreement and the Lock-Up Agreement), are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement, copies of which were filed with a Current Report on Form 8-K/A on September 11, 2024, as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, and the terms of which are incorporated by reference herein.

Amendment to Agreement and Plan of Merger

On February 14, 2025, Southport, Angel Studios and Merger Sub entered into the Amendment No. 1 to Agreement and Plan of Merger (the “Merger Agreement Amendment”), which amends the Merger Agreement to make the following adjustments:

1.      Remove the closing condition requiring Southport to have at least $5,000,001 of net tangible assets upon the Closing;

2.      Amend the definition of “Acquiror Expense Cap” in the Merger agreement to increase the amount of expenses from an amount equal to (a) $11,000,000.00 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,500,000.00; to an amount equal to (a) $11,415,000.00 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,863,342.40;

3.      Amend the definition of “Transaction Expenses” in the Merger Agreement to include costs and expenses related to the preparation, filing and distribution of the Joint Proxy Statement/Registration Statement and other Angel Studios SEC filings; and

4.      Amend the provision regarding expense statements to increase the amount of expenses from $11,000,000.00 to $11,415,000.00.

The Merger Agreement Amendment was filed with a Current Report on Form 8-K on February 18, 2025, as Exhibit 2.1, and is incorporated herein by reference.

The Merger Agreement, the Merger Agreement Amendment, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement and the other documents related thereto (collectively, the “Transaction Documents”) were included in our S-4 registration statement to provide prospective investors with information regarding their terms. They are not intended to provide any other factual information about us, Southport or our or their respective affiliates. The representations, warranties, covenants and agreements contained in the Transaction Documents were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Transaction Documents and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Documents instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of representations and warranties may change after the applicable dates of the Transaction Documents, which subsequent information may or may not be fully reflected in our public disclosures.

Governmental/Regulatory Approval and Compliance

We are not subject to any material governmental/regulatory approval or compliance with respect to the operation of our business. Upon the effectiveness of our registration statement in 2024, we became subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We are also required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Additionally, we are subject to the proxy rules in Section 14 of the Exchange Act and our company and our directors, executive officers, and principal shareholders are subject to the reporting requirements of Sections 13 and 16 of the Exchange Act.

Employees

As of March 31, 2025, we employed 235 persons full time and eleven persons part time. None of our employees is covered by a collective bargaining agreement. We believe we maintain a good working relationship with our employees, and we have not experienced any labor disputes. To further our long-term stability and financial success by attracting and retaining employees, directors, and consultants, our Stock Incentive Plan provides for the grant to key personnel of options to purchase shares of our Class F Common Stock and other equity-based awards, and our Performance Equity Plan provides for the grant to key personnel of options to purchase shares of our Class C Common Stock and other equity-based awards subject to certain performance vesting criteria.

Reporting Obligations

We are subject to the reporting requirements of the Exchange Act of 1934 and we will file our annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law.

We make available on our website, https://ir.angel.com/sec-filings/, our annual reports on Form 10-K, quarterly reports on Form 10-Q and our current reports on Form 8-K when such Forms become available. The SEC also maintains a website (www.sec.gov) that contains such information. Our website (www.angel.com) will contain additional information about our business, but the contents of the website are not incorporated by reference in or otherwise a part of this Offering Circular.

Legal Proceedings

We currently are, and from time to time might again become, involved in litigation. Litigation has the potential to cause us to incur unexpected losses, some of which might not be covered by insurance but can materially affect our financial condition and our ability to continue business operations.

Slingshot Litigation

On March 11, 2025 we were served with a Complaint dated March 5, 2025 (the “Complaint”), which was filed by Slingshot USA, LLC (“Slingshot”) against us in Utah State Court in the Fourth Judicial District. The Complaint alleges that we breached a 2021 Content Distribution Agreement (“CDA”) with Slingshot, engaged in deceptive business practices and misled investors through non-compliant fundraising activities. On April 11, 2025, we filed a motion to strike, asking the court to dismiss several causes of action alleged by Slingshot. On April 25, 2025, Slingshot filed an amended complaint dropping the stricken causes of action. We intend to vigorously defend Slingshot’s lawsuit and its allegations. No estimates of the possible losses or range of losses can be made at this time.

Disney Litigation and the Preliminary Injunction

In 2016, in the matter of Disney Enterprises, Inc.; Lucasfilm Ltd., LLC; Twentieth Century Fox Film Corporation; and Warner Bros. Entertainment, Inc. v. VidAngel (the “Disney Litigation”), plaintiff Film Studios filed a motion for preliminary injunction against us. On December 12, 2016, the California Court granted the preliminary injunction. On October 5, 2017, the California Court allowed the plaintiffs to amend the complaint to add three of their subsidiaries, MVL Film Finance LLC, New Line Productions, Inc., and Turner Entertainment Co., as plaintiffs and identify additional motion pictures as having allegedly been infringed. The plaintiffs claimed that we unlawfully decrypted and infringed 819 titles in total.

On March 6, 2019, the California Court granted the plaintiffs’ motion for partial summary judgment as to liability. The order found that we were liable for infringing the copyrights and violating the DMCA respecting certain of plaintiffs’ motion pictures. Damages for the respective copyright infringements and DMCA violations were decided by a jury trial in June 2019. The jury found that we willfully infringed the plaintiffs’ copyrights and awarded statutory damages of $75.0 thousand for each of the 819 infringed titles, or $61.4 million. The jury also awarded statutory damages of $1.0 thousand for DMCA violations for each of the 819 infringed titles, or $1.0 million. The total award for both counts is $62.4 million. On September 23, 2019, a judgment consistent with the jury’s verdict was entered against us by the California Court. Plaintiffs also sought an award of costs and attorneys’ fees.

On August 26, 2020, as part of our bankruptcy Reorganization Plan, we entered into the Disney settlement agreement dated August 26, 2020 with Disney Enterprises, Inc., Lucasfilm Ltd. LLC, Twentieth Century Film Corporation, Warner Bros. Entertainment Inc., MVL Film Finance, LLC, New Line Productions, Inc., and Turner Entertainment Co. (each individually a “Film Studio” and collectively, the “Film Studios”) (the “Disney Settlement Agreement”), in relation to the unauthorized use of Copyrighted Works (as defined in the Disney Settlement Agreement), effectively ending the litigation.

Bankruptcy Proceedings

On October 18, 2017, in connection with the Disney Litigation, we filed a voluntary petition for relief under chapter 11, title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Utah (the “Bankruptcy Court”), case number 17-29073 (the “Bankruptcy Case”). On September 4, 2020, the Bankruptcy Court confirmed our Joint Plan of Reorganization (the “Reorganization Plan”), which became effective on September 30, 2020 (the “Reorganization Plan Effective Date”). On November 17, 2020, the Bankruptcy Court issued a final decree closing the Bankruptcy Case.

The following is a summary of certain provisions of the Reorganization Plan and related Disney Settlement Agreement, which contemplate that:

•	We will continue as a “going concern,” thereby ensuring the greatest return to creditors and stockholders by allowing us to reorganize through continuation of our business operations and satisfaction and discharge of our debts over time.

•	Holders of all allowed claims (other than administrative expense claims and priority tax claims) will be paid in full, from funds available and required to be distributed thereto, and the holders of Angel Studios shall retain their interests in us.

•	Our equity holders will retain their equity interests in us, provided however, that distributions to them will not be made unless and until all payment obligations under the Reorganization Plan are made in full.

•	Neal Harmon and Jeffrey Harmon will remain in management positions with us and have agreed to refrain from engaging in competitive activities in the business of self-selected viewing for a one-year period. Pursuant to the Disney Settlement Agreement and under the related Security Agreement (as defined in the Disney Settlement Agreement), Neal Harmon and Jeffrey Harmon pledged all their equity in us as collateral. If we are found to have four instances of unauthorized use of Copyrighted Work in a consecutive five-year period, any Film Studio may immediately commence an enforcement action against us in the Central District of California, and both Neal Harmon and Jeffrey Harmon could lose all of their interests in us.

•	We agreed not to directly or indirectly, or facilitate any third party, to descramble, decrypt, or otherwise bypass a Copyrighted Work of the Film Studios or their respective affiliates, not to reproduce a Copyrighted Work, not to stream, transmit, or publicly perform a Copyrighted Work, and not to distribute a Copyrighted Work.

•	We agreed not to sue the Film Studios and not to use our resources to lobby to amend the Family Movie Act of 2005 (17 U.S.C. § 110(11)) (the “Family Movie Act”) for a period of 14 years following the Reorganization Plan Effective Date and to voluntarily dismiss our appeal of the judgment and the injunction obtained by the Studios.

•	Subject to our compliance with terms and conditions of the Reorganization Plan and related Disney Settlement Agreement, we will pay the Studios $9.9 million over 14 years, without interest, provided, however, that the unpaid balance of that certain promissory note made by us to the Studios in the amount of $63.0 million (the “Note”) minus any paid amounts (the “Settlement Amounts”) will remain outstanding for 14 years from the Reorganization Plan Effective Date. If, upon the expiration of 14 years after the Reorganization Plan Effective Date, the Settlement Amount is timely paid and there is no breach or violation of the Disney Settlement Agreement that remains uncured after written notice is received and there have not been four instances of unpermitted conduct in violation of the Disney Settlement Agreement, subject to a Notice of Default (as defined in the Disney Settlement Agreement), in a consecutive five-year period, then the Note shall be cancelled, and the original Note marked “paid and cancelled” will be returned to us.

•	The equity holders of Angel Studios shall retain their equity interests in Angel Studios, provided however, that distributions to such equity holders shall not be made unless and until all payment obligations under the Reorganization Plan are made in full.

The foregoing summary of certain provisions of the Reorganization Plan and related Disney Settlement Agreement is not complete and is subject to and qualified in its entirety by the specific terms of such agreements, which are incorporated herein by reference to Exhibit 1.2 of the Company’s Form 1-U filed on September 15, 2020.

The Permanent Injunction

On September 5, 2019, the California Court issued a permanent injunction against us. The permanent injunction enjoins us and our officers, agents, servants, employees, and attorneys from: (1) circumventing technological measures protecting plaintiffs’ Copyrighted Works on DVDs, Blu-rays, or any other medium; (2) copying plaintiffs’ Copyrighted Works, including, but not limited to, copying the works onto computers or servers; (3) streaming, transmitting, or otherwise publicly performing any of plaintiffs’ Copyrighted Works over the internet, via web applications, via portable devices, via streaming devices, or by means of any other device or process; and (4) engaging in any other activity that violates, directly or indirectly, plaintiffs’ anti-circumvention right, 17 U.S.C. § 1201(a), or that infringes by any means, directly or indirectly, any plaintiffs’ exclusive rights in any Copyrighted Work under Section 106 of the Copyright Act, 17 U.S.C. §106.

We were required to cease and have ceased filtering and streaming all movies and TV programs owned by the plaintiffs.

ClearPlay Litigation

In 2014, we responded to a contention by ClearPlay that we (at such time, VidAngel) infringed on certain ClearPlay patents by suing ClearPlay in the United States District Court for the Central District of California (the case was later transferred to Utah). In doing so, we requested judicial determinations that our technology and service did not infringe eight patents owned by ClearPlay and that the patents were invalid. In turn, ClearPlay counterclaimed against us, alleging patent infringement. On February 17, 2015, the case was stayed pending inter partes review by the United States Patent and Trademark Office (the “USPTO”), of several of ClearPlay’s patents. We were not party to or involved in the USPTO’s review of those patents. Owing to those proceedings, on May 29, 2015, the Utah trial court closed the case without prejudice to the parties’ rights to reassert any or all claims later. In July and August 2015, many of ClearPlay’s patent claims, including many of the claims asserted against us, were invalidated by the USPTO. Certain of ClearPlay’s other patent claims were upheld and others were never challenged in the USPTO. Following the USPTO’s rulings, ClearPlay appealed certain of the USPTO’s invalidity decisions to the United States Court of Appeals for the Federal Circuit. The findings of invalidity were all affirmed by the Federal Circuit on August 16, 2016. On October 31, 2016, the Magistrate Judge, Brooke C. Wells, conducted telephonic status conferences in this and a related case brought by ClearPlay against DISH Network and ordered that both cases be re-opened. Subsequently, Magistrate Judge Wells granted ClearPlay’s motion to stay the litigation at least until a decision is rendered on the preliminary injunction by the Ninth Circuit. On October 12, 2017, the magistrate judge ordered the case stayed again, this time until a final decision is rendered in the Disney Litigation. On February 14, 2018, ClearPlay filed a claim in our chapter 11 proceeding seeking an unliquidated sum. On April 14, 2020, the trustee appointed in our Bankruptcy Case filed an objection to the claim in the Bankruptcy Court seeking an order to disallow the claim in its entirety. On October 21, 2020, the Bankruptcy Court issued an order converting the trustee’s objection to ClearPlay’s claim in the Bankruptcy Case to an adversary proceeding.

On April 20, 2021, the Bankruptcy Court lifted the stay as the final decision in the Disney Litigation had been determined and we were no longer in bankruptcy. VidAngel Entertainment assumed responsibility for defense of the ClearPlay litigation, and any settlement discussions thereto, as part of the asset purchase agreement, dated March 1, 2021, by and between us, Skip TV Holdings, LLC and VidAngel Entertainment, LLC (the “VidAngel Asset Purchase Agreement”). On November 4, 2021, we informed the court that we sold VidAngel and VidAngel Entertainment is the successor. On January 14, 2022, ClearPlay filed a response stating we and VidAngel Entertainment are liable for past infringement as they are the successor to VidAngel.

On December 20, 2021, we served non-infringement and invalidity contentions concerning the patents asserted in this case. On January 7, 2022, ClearPlay filed a motion seeking to add additional causes of action under the DMCA and Utah state law for alleged tortious interference, which we opposed on February 4, 2022. On June 23, 2022, the Court granted leave for ClearPlay to amend its complaint to add these claims but deferred to a later stage of the proceedings any ruling on the futility of the claims. On December 8, 2023, the Court held a Markman hearing to construe the scope and meaning of certain disputed claim terms in the asserted patents. At the conclusion of the hearing, the Court took the matter under submission.

On August 30, 2024, we entered into a settlement agreement with ClearPlay pursuant to which, among other things, ClearPlay will receive a royalty of $1.8 million, which is to be paid in thirty-six monthly installments of $50.0 thousand per month. Pursuant to the VidAngel Asset Purchase Agreement, these payments will be made by VidAngel Entertainment, LLC and as such no liability was recorded by us. The litigation was subsequently dismissed with prejudice.

The Chosen Arbitration

Historically, our business generated a significant portion of our total revenue from distribution activities related to the Chosen Agreement. On October 18, 2022, we entered into a content license agreement with The Chosen, Inc. (f/k/a The Chosen, LLC) (the “Chosen Agreement”), pursuant to which we were granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of the series “The Chosen” and any future audiovisual production derivatives thereof.

On April 4, 2023, The Chosen initiated a private binding arbitration against us alleging certain material breaches of contract under the Chosen Agreement, seeking to terminate the Chosen Agreement pursuant to which we were granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of the TV series “The Chosen,” and any future audiovisual productions derivatives thereof. On May 28, 2024, the arbitrator in the arbitration proceedings issued an Interim Arbitration Award (the “Interim Arbitration Award”) granting The Chosen’s breach of contract claims and terminating the Chosen Agreement effective as of May 28, 2024. The Interim Arbitration Award granted The Chosen monetary damages in the amount of $30.0 thousand, plus costs and potential recovery of an allocable portion of its attorney fees, which have been estimated and accrued as of March 31, 2025. The Interim Arbitration Award denied in full The Chosen’s claims for the remedies of disgorgement of profits and corrective advertising.

On September 25, 2024, the Final Arbitration Award was issued, which remained consistent with the Interim Arbitration Award and granted a portion of The Chosen’s costs and fees. On October 25, 2024, we filed an appeal of the Final Arbitration Award, as permitted under the arbitration provision of the Chosen Agreement. Three arbitrators were selected to preside over and decide the appeal, and we participated in oral arguments alongside counsel for The Chosen on May 20, 2025. On June 13, 2025, the three arbitrators presiding over the appeal affirmed the Final Arbitration Award. We will fully comply with the Final Arbitration Award, including with respect to the termination of the Chosen Agreement effective as of May 28, 2024.

Revenue from distribution activities related to the Chosen Agreement does not currently account for any percentage of our revenue.

Acquisitions

In April 2025, the Company entered into a non-binding term sheet to acquire Black Autumn Show, Inc., including its Homestead film, television series and related assets, for stock consideration based on a valuation of up to $28.2 million. The transaction remains subject to due diligence, board approvals and execution of definitive agreements.

No Public Market

Although the Offered Shares will not be restricted because they are offered pursuant to Regulation A, the Offered Shares are still highly illiquid securities. No public market has developed for the Class C Common Stock prior to this Offering, no public market is expected to exist immediately following the closing of this Offering, and there is no guarantee that any public market will develop for the Offered Shares in the future. As the Offered Shares are highly illiquid investments, investors should be prepared to hold the Offered Shares indefinitely.

Government Regulation

Government regulations in the film industry, particularly concerning the licensing and promotion of films, encompass a range of areas including copyright laws, distribution regulations, advertising standards, and content classification systems. Copyright laws protect the intellectual property rights of creators, while distribution regulations govern how films can be shared and sold. Advertising standards ensure that film promotions are truthful and not misleading. Content classification systems, like the MPAA rating in the United States, categorize films based on suitability for different audiences. These regulations aim to balance the interests of creators, distributors, and the public.

In addition to these regulations, the film industry must also navigate a complex web of international laws when distributing films globally. This includes adhering to different copyright standards, respecting cultural sensitivities, and complying with varying content restrictions imposed by different countries. The promotion of films internationally also requires careful consideration of diverse marketing laws and cultural norms, ensuring that advertising content is appropriately tailored and compliant with local regulations in each market. These layers of regulation add complexity to film licensing and promotion, requiring producers and distributors to be vigilant and adaptable in their global strategies.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 295 W Center Street, Provo, UT 84601, our telephone number is (760) 933-8437, and our corporate website address is www.angel.com.

We lease our corporate office facilities at 295 W. Center St., Provo, Utah, under a lease commencing on December 15, 2016, and ending on February 28, 2029. In July 2021, we purchased a 50.0% ownership interest in the building and entity (Fig Real Estate Holdings, LLC) that we lease our corporate office facilities from. Lease payments made during the period of related party ownership were $0.4 million for each of the years ended December 31, 2024 and 2023. Lease payments made during the period of related party ownership were $0.1 million and $0.1 million for the three months ended March 31, 2025 and 2024, respectively.

We also entered into three new leases to expand our corporate office space at 265 W., 275 W. and 285 W Center St., Provo, Utah under leases commencing August 1, 2022, March 1, 2024 and July 1, 2022, respectively, and ending July 31, 2027, February 28, 2029 and September 30, 2027, respectively. On September 28, 2023, we entered into a lease addendum for the leased premises located at 285 W Center St., Provo, Utah to clarify that due to construction delays, the lease began on October 1, 2022 rather than on July 1, 2022, and will end on September 30, 2027. We have entered into a warehouse lease at 951 East 1950 North in Spanish Fork, Utah that began on September 1, 2022 and will end September 30, 2027. We currently lease these locations for $34.7 thousand, $3.8 thousand, $5.3 thousand, $12.0 thousand and $14.3 thousand per month, respectively. We do not currently own or lease any other real property. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

While our primary business operations are conducted and overseen from our principal executive offices in the state of Utah, we have employees and independent contractors in multiple states across the country and in select countries around the world, and our merchandise is sold from our online store to every state in the United States.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our management’s discussion and analysis for our fiscal year ended December 31, 2024, is incorporated herein by reference to our Form 10-K, filed with the SEC on March 28, 2025 (the “2024 Annual Report”) (Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning page 37). Our management’s discussion and analysis for our first quarter ended March 31, 2025, is incorporated herein by reference to our Form 10-Q, filed with the SEC on May 15, 2025 (the “First Quarterly Report”) (Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning page 22).

The discussion should be read in conjunction with our financial statements. Our financial statements for fiscal years ended December 31, 2023, and December 31, 2024, and the notes thereto, are incorporated by reference to our 2024 Annual Report (Item 8, “Financial Statements and Supplementary Data,” page 46). Our unaudited financial statements for the quarterly period ended March 31, 2025, and the notes thereto, are incorporated by reference to our First Quarterly Report (Item 1, “Financial Statements”).

Certain information contained in the discussion and analysis set forth in those filings include forward-looking statements. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of many factors, including those that are set forth in the registration statement on Form S-4 that Southport has filed with the SEC relating to our proposed business combination, and those set forth under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Subject to our stockholders’ rights to consent to certain transactions, our business and affairs are controlled by, and all powers are exercised by, our Board. The Board must consist of not fewer than three nor more than five directors, the exact number of whom is to be set from time to time by the Board. The Board is currently set at and consists of four directors: Neal Harmon, Paul Ahlstrom, Katie Liljenquist, and Robert C. Gay. The Board members are elected each year, at the annual meeting of stockholders, to hold office until the next annual meeting and until their successors are elected and qualified.

Pursuant to our current Amended and Restated Certificate of Incorporation, holders of shares of our Class A Common Stock, Class B Common Stock, and Class F Common Stock, voting separately as a class, are each entitled to vote, and elect, independent of the other classes of Common Stock, one director to our Board. The holders of shares of Class C Common Stock gained the ability to elect a director once the total number of outstanding shares of Class C Common Stock exceeded 5% of the total outstanding shares of Common Stock. As of December 31, 2024, shares of Class C Common Stock represented approximately 11% of the outstanding shares of Common Stock. Therefore, at the next annual meeting of shareholders, the holders of shares of Class C Common Stock will have the right to elect a director. The additional directors of the Board are voted on and elected by all stockholders.

Any newly created directorships resulting from an increase in the authorized number of directors, and any vacancies occurring on the Board, may be filled by the affirmative vote of a majority of the remaining directors. A director may resign at any time, and the stockholders may remove any director or the entire Board at any time, with or without cause, by the affirmative vote of a majority of stockholders voting in such decision. Directors elected to the Board by the holders of shares of our Class A Common Stock, Class B Common Stock, or Class F Common Stock may only be removed by an affirmative vote of a majority of stockholders, of the respective class of Common Stock, voting in such decision.

The Board has retained our executive officers to manage our day-to-day operations, our intellectual property, and other investments, subject to the supervision of the Board. Currently, Neal Harmon is our Chief Executive Officer, Jeffrey Harmon is our Chief Content Officer, Jordan Harmon is our President, and Elizabeth Ellis is our Chief Operating Officer. On June 4, 2025, Patrick Reilly voluntarily resigned as our Chief Financial Officer and Principal Accounting Officer, effective as of June 4, 2025. His resignation is not the result of any dispute or disagreement with us on any matters relating to our financial statements, internal controls, operations, policies or practices. Mr. Reilly will continue to serve as Senior Vice President of Finance under the new Chief Financial Officer. Scott Klossner replaced Patrick Reilly as our Chief Financial Officer.

Our executive officers have accepted their appointment, or nomination to be appointed, on the basis of the compensation to be paid to them. See “Compensation of Directors and Executive Officers” for more information. Our executive officers will serve for such period as the Board determines, subject to the terms of any employment agreements we enter into with them, or their earlier death, resignation, or removal. The Board may remove our executive officers subject to the terms of any employment agreements we enter into with them.

Directors

Name	Position	Age
Neal Harmon	Chief Executive Officer, Chairman of the Board	47
Katie Liljenquist	Director	47
Paul Ahlstrom	Director	62
Robert C. Gay	Director	73

Executive Officers

Name	Position(1)	Age
Neal Harmon(2)	Chief Executive Officer, Chairman of the Board	47
Jeffrey Harmon(2)	Chief Content Officer	42
Jordan Harmon(2)	President	34
Elizabeth Ellis	Chief Operating Officer	48
Scott Klossner	Chief Financial Officer	68

(1)	Our executive officers will serve for the period determined by the Board, subject to the terms of any employment agreements with them, or their earlier death, resignation, or removal.

(2)	Neal Harmon, Jeffrey Harmon, and Jordan Harmon are brothers.

Biographical Information

Biographical information regarding our directors and executive officers is set forth below.

Directors

Neal Harmon, Chief Executive Officer and Chairman of the Board. Neal Harmon has served as our Chief Executive Officer since he helped co-found the company in 2013. Since 2013, he has also been a member of Harmon Ventures, our largest stockholder, and a managing member of Harmon Brothers, LLC (“HB LLC”), a marketing agency he co-founded with his brother Jeffrey, which has created viral videos for its clients, including Squatty Potty, Poo-Pourri, and Purple Mattress. Prior to Angel Studios, Mr. Harmon worked for Orabrush, Inc. (“Orabrush”) from August 2009 to August 2013, a company he co-founded, where he served in such capacities as Chief Operating Officer and as a member of the board of directors. Since 2005, he has also worked for the Neal S Harmon Company, as a consultant, entrepreneur and investor engaging in various activities such as designing and creating a trucking logistics dashboard to connect shippers and private fleets. Mr. Harmon earned his master’s degree from Brigham Young University in Instructional Psychology and Technology in 2002 and his undergraduate degree from Brigham Young University in American Studies in 2001.

Katie Liljenquist, Director. Katie Liljenquist has served on our Board since July 2022. She has been on the faculty of the David Eccles School of Business at the University of Utah since July 2016. She teaches negotiations, decision-making, and leadership courses to executives across many industries. From September 2007 to December 2015, she was an Assistant Professor in the Organizational Leadership and Strategy Department at the Marriott School of Management at Brigham Young University where she was voted teacher of the year three times by its graduating MBA students. Prior to joining Brigham Young University, Dr. Liljenquist was an award-winning professor of Negotiations at the Kellogg School of Business at Northwestern University from June 2004 to December 2004. Her research focuses on the psychology behind decision-making in the domains of ethics, power, and influence. Her work has been published in the premier scientific journal, Science, and she has authored multiple articles featured in Harvard’s Negotiation newsletter. Dr. Liljenquist holds a B.S. with Honors in Psychology from Arizona State University and earned both a M.S. in Management and Organizations and, as a National Science Foundation fellow, her Ph.D. from the Kellogg School of Business at Northwestern University.

Paul Ahlstrom, Director. Paul Ahlstrom has served on our Board since February 2014. He is a seasoned entrepreneur and venture capitalist with over 30 years of operating and investment experience, has co-founded multiple investment funds, including Alta Ventures, vSpring Capital, and Alta Growth Capital, and supported other funds efforts including Krealo and Northgate Mexico. Throughout his career, he has helped raise and was instrumental in deploying over approximately $1.4 billion to more than 150 startups across the United States and Latin America. Mr. Ahlstrom currently serves on the investment committees of Alta Ventures in Mexico (since 2009) and the Peruvian corporate venture fund Krealo (since 2018). His recent fund portfolio includes companies like Technisys (acquired by SoFi, Nasdaq: SOFI in March 2022), MURAL, Clip, and our Company. Early notable fund investments include Ancestry.com, Altiris, and Control4, prior to their public offerings. Mr. Ahlstrom co-authored “Nail It Then Scale It, a highly regarded resource for scaling startups. He currently serves on the boards of IsoTalent (since 2019), Meridian Therapeutics (since 2019), Obra (since 2023), and Grip6 (since 2024). Along with his wife Jenny, he co-founded the HealthTree Foundation in 2013, which supports cancer patients worldwide. Mr. Ahlstrom holds a B.A. in Communications from Brigham Young University and an honorary doctorate from Netanya Academic College.

Robert C. Gay, Director. Mr. Gay joined our Board on June 6, 2025. Mr. Gay, age 73, is the founder and Chairman of Kensington Capital Holdings, a private single-family office. He is co-founder and past Chief Executive Officer of the middle market private equity firm, Huntsman Gay Global Capital (“HGGC”). He currently serves as an Executive Director and member of HGGC’s investment committee. Mr. Gay is also an Executive Advisor and investment committee member of KSV Global, a growth stage investment firm. He previously worked as Managing Director and Chairman of the Management Committee of Bain Capital. He is a co-founder of Sorenson Capital, past co-manager of the Merchant Banking Group of Kidder Peabody, Executive Vice President of GE Capital Markets, international consultant for McKinsey & Co and an instructor in Economics at Harvard University. He has served on numerous private and public boards of directors. Mr. Gay served full-time as a General Authority Seventy for the Church of Jesus Christ of Latter-day Saints from 2012 to 2021, when he received emeritus status. Mr. Gay is currently a General Authority emeritus for the Church of Jesus Christ of Latter-day Saints and an Executive Director of Kensington Capital Philanthropies. He is actively engaged in and co-founder of the humanitarian groups: Engage Now Africa, Unitus Labs and Ending Modern Slavery. He is currently a Director of the Forever Young Foundation and co-founder of Ensign Global University in Ghana, the Ballard Center for Social Impact at BYU and the Center for Business, Health and Prosperity at the University of Utah. Mr. Gay received his Ph.D. in Business Economics from Harvard University and graduated as a Phi Beta Kappa with an A. B. from the University of Utah.

Executive Officers

Neal Harmon, Chief Executive Officer and Chairman of the Board. Neal Harmon’s background and experience is set forth above.

Jeffrey Harmon, Chief Content Officer. Jeffrey Harmon co-founded Angel Studios in 2013 and has been our Chief Content Officer since January 2021. Since 2013, he has been a member of Harmon Ventures, our largest stockholder and a managing member of HB LLC, a marketing agency he co-founded with his brother Neal. From August 2010 to August 2013, he served as Chief Marketing Officer for Orabrush, a company he co-founded in 2009. He previously served as Orabrush’s Chief Executive Officer from October 2009 to August 2010. He is currently active with other start-up companies and concepts. Mr. Harmon attended Brigham Young University from 2006 to 2008, where he studied business marketing, traditional marketing, internet marketing, and business administration. He also attended Fundação Getulio Vargas in São Paulo in 2008, where he studied international business.

Jordan Harmon, President. Jordan Harmon co-founded Angel Studios in 2013 and has been our President since June 2022. He previously served as our Head of Growth and Originals from June 2021 to July 2022, and he was also a fractional Chief Marketing Officer consultant at HB LLC, a marketing agency co-founded by his brothers Neal and Jeffrey in 2013, from October 2020 to July 2022. From September 2017 to January 2021, Mr. Harmon served as co-founder and Head of Marketing at Cove, a home security company. At Cove, he was directly responsible for the marketing initiatives that helped Cove grow into a $100.0 million business in four years. Mr. Harmon earned a B.S. in Web Development and Design from Brigham Young University–Idaho.

Elizabeth Ellis, Chief of Operations. Elizabeth Ellis has been our Chief of Operations since May 2015. Her duties include overseeing all operating, distribution, domestic and international operations, public relations, and human resources. Prior to joining us, Ms. Ellis was the Director of Human Relations and Office Manager at Orabrush from September 2009 to May 2015, where she oversaw personnel and was responsible for various operational tasks. She is an ICF Professional Certified Coach and a Gallup-Certified Strengths Coach. Ms. Ellis holds an International Relations B.S. from Brigham Young University.

Scott Klossner, Chief Financial Officer. Scott Klossner has been our Chief Financial Officer since June 2025 and brings over 35 years of financial and operational experience to our company. His experience spans public offerings, private placements, Sarbanes-Oxley Act compliance, mergers and acquisitions, institutional negotiations, strategic growth and planning, productivity enhancement and team building. Prior to joining us, Mr. Klossner served as the Chief Financial Officer of Field Nation, a marketplace for skilled technicians, since 2024. Prior to Field Nation, Mr. Klossner served as Chief Financial Officer and a member of the board of directors at Mercato Partners Acquisition Corporation (NASDAQ: MPRA), which merged with Nuvini Ltd. (NASDAQ: NVNI) in September 2023. Mr. Klossner continues to serve on the board of directors of Nuvini Ltd. Previous to that, Mr. Klossner served as the Chief Financial Officer of Kount Inc., a digital fraud protection software-as-a-service company, which was acquired by Equifax Inc. (NYSE: EFX) in February 2021. Prior to Kount, Mr. Klossner served as the Chief Financial Officer for several fast-growing companies, including online retailer Backcountry.com, which was acquired in 2007 by Liberty Media Corporation (NASDAQ: LSXMB). Mr. Klossner received his B.S. in finance from the University of Utah and an MBA from the University of Southern California.

Family Relationships

Neal Harmon, Jeffrey Harmon, and Jordan Harmon are brothers. They are also the members of HB LLC, an advertising and marketing company that provides advertising services to us.

Involvement in Certain Legal Proceedings

None of our directors or executive officers have been involved in the following events in the past five years: (1) a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which such person was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or (2) such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

Director Independence

Our Board currently consists of four members. Our securities are not currently listed on a national securities exchange or in an interdealer quotation system, and we are therefore not required to comply with the director independence requirements of any securities exchange. For purposes of determining whether our directors are independent, the Board has thus chosen to use the listing standards of the Nasdaq Stock Market, LLC. Nasdaq Listing Rule 5605(a)(2) defines an “independent director” generally as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that two members of the Board are “independent” under such definition.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes the total compensation paid or earned by our named executive officers in the fiscal year ended December 31, 2024.

Neal Harmon, Jordan Harmon, and Patrick Reilly, our executive officers as of December 31, 2024, received compensation for acting in their capacities as our executive officers. We do not have employment agreements with our executive officers, and there are no arrangements or plans pursuant to which we provide pension, retirement, or similar benefits to our executive officers.

Name & Principal Position	Cash Compensation ($)	Other Compensation ($)(1)		Total Compensation ($)
Neal Harmon, Chief Executive Officer	$304,128	$54,709	(2)	$358,837
Jordan Harmon, President	$268,750	$436,718	(3)	$705,468
Patrick Reilly, Chief Financial Officer, Treasurer and Secretary(4)	$316,000	$187,793	(5)	$503,793

(1)	The amounts reported for these awards may not represent compensation actually received by the named executive officer. Instead, the amounts shown are the full grant date fair value of option awards granted in the applicable year. In accordance with SEC disclosure requirements, the amounts include the full grant date fair value of such option awards. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(2)	On November 2, 2021, Neal Harmon was granted stock incentive options exercisable for 7,000 shares of Class A Common Stock with an option price of $8.90 per share pursuant to our 2014 Stock Incentive Plan (the “Prior Stock Incentive Plan”). The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

On October 20, 2023, Neal Harmon was granted stock incentive options exercisable for 25,448 shares of Class C Common Stock with an option price of $14.18 per share pursuant to our Performance Equity Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On July 22, 2024, Neal Harmon was granted stock incentive options exercisable for 4,515 shares of Class C Common Stock with an option price of $14.18 per share pursuant to our Performance Equity Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On September 10, 2024, Neal Harmon was granted stock incentive options exercisable for 47,422 shares of Class C Common Stock with an option price of $30.24 per share pursuant to our Performance Equity Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(3)	On August 3, 2021, Jordan Harmon was granted stock incentive options exercisable for 100,000 shares of Class A Common Stock with an option price of $8.63 per share pursuant to our Prior Stock Incentive Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

On April 20, 2023, Jordan Harmon was granted stock incentive options exercisable for 253,880 shares of Class F Common Stock with an option price of $14.18 per share pursuant to our 2023 Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

On October 20, 2023, Jordan Harmon was granted stock incentive options exercisable for 22,924 shares of Class C Common Stock with an option price of $14.18 per share pursuant to our Performance Equity Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On July 22, 2024, Jordan Harmon was granted stock incentive options exercisable for 5,273 shares of Class C Common Stock with an option price of $14.18 per share pursuant to our Performance Equity Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On September 10, 2024, Jordan Harmon was granted stock incentive options exercisable for 78,118 shares of Class C Common Stock with an option price of $30.24 per share pursuant to our Performance Equity Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(4)	On June 4, 2025 Mr. Reilly voluntarily resigned from his position as our Chief Financial Officer and Principal Accounting Officer, effective as of June 4, 2025.

(5)	On September 3, 2021, Patrick Reilly was granted stock incentive options exercisable for 65,907 shares of Class A Common Stock with an option price of $8.63 per share pursuant to our Prior Stock Incentive Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

On December 2, 2022, Patrick Reilly was granted stock incentive options exercisable for 9,800 shares of Class A Common Stock with an option price of $11.95 per share pursuant to our Prior Stock Incentive Plan. The options were fully vested upon grant. If the options are exercised, they will be converted to shares of Class F Common Stock.

On April 20, 2023, Patrick Reilly was granted stock incentive options exercisable for 47,736 shares of Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

On October 20, 2023, Patrick Reilly was granted stock incentive options exercisable for 16,259 shares of Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On July 22, 2024, Patrick Reilly was granted stock incentive options exercisable for 4,609 shares of Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On September 9, 2024, Patrick Reilly was granted stock incentive options exercisable for 52,500 shares of Class F Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

On September 10, 2024, Patrick Reilly was granted stock incentive options exercisable for 50,854 shares of Class C Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

Mr. Scott Klossner was announced as our new Chief Financial Officer and Principal Accounting Officer, and his employment commenced on June 4, 2025. Mr. Klossner does not have a family relationship with any of our officers or directors and there is no arrangement or understanding between Mr. Klossner and any other person pursuant to which he was appointed to his position.

We and Mr. Klossner have executed an offer letter (the “Offer Letter”) pursuant to which Mr. Klossner will receive an annual base salary of $295,000. In addition, Mr. Klossner will be eligible to receive the options described below. See “Compensation of Executive Officers and Directors – Outstanding Equity Awards at Fiscal Year-End.”

Principal Elements of Compensation

The compensation of our executive officers is comprised of base salary and long-term equity incentives, which consisting of stock options granted under the Prior Stock Incentive Plan and any other equity plan that may be approved by our Board from time to time. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

Stock Incentive Plan

In an effort to further our long-term stability and financial success by attracting and retaining personnel, including employees, directors, and consultants, we adopted the Prior Stock Incentive Plan in February 2014. The Prior Stock Incentive Plan was amended and restated in each of August 2016, July 2020, and February 2021. We reserved a total of 5,775,000 shares of Class A Common Stock for issuance under the Prior Stock Incentive Plan, subject to the condition that the total number of shares issued thereunder would not exceed 16.5% of the fully diluted outstanding. In October 2023, we adopted the Stock Incentive Plan. We reserved a total of 5,775,000 shares of Class F Common Stock for issuance under the 2023 Stock Incentive Plan, with 3,692,995 shares reserved as either options outstanding or shares exercised from awards granted under the Prior Stock Incentive Plan, and further subject to the condition that the total number of shares issued thereunder would not exceed 16.5% of the fully diluted outstanding shares of our Common Stock. Should any of the awards granted under the Prior Stock Incentive Plan be returned thereto in accordance with the applicable terms, such shares would then become available for issuance under the 2023 Stock Incentive Plan, reducing the number of shares reserved under the Prior Stock Incentive Plan.

As of March 31, 2025, options exercisable for 4,178,879 shares of our Class F Common Stock had been issued pursuant to the Prior Stock Incentive Plan, and options exercisable for 1,868,068 shares of our Class F Common Stock had been exercised. As of March 31, 2025, options exercisable for 541,845 shares of our Class F Common Stock had been issued pursuant to the Stock Incentive Plan, and no options exercisable for our Class F Common Stock had been exercised, with 1,315,771 shares of our Class F Common Stock remaining available for issuance thereunder.

Through the use of stock incentives, the 2023 Stock Incentive Plan will stimulate the efforts of those persons upon whose judgment, interest, and efforts we will largely depend on for the successful conduct of our business and further align those persons’ interests with the interests of our stockholders.

Performance Equity Plan

As an additional measure to further our long-term stability and financial success by attracting and retaining personnel, in October 2023, we adopted the Performance Equity Plan to make awards to certain of our employees, directors, and consultants. Awards made under the Performance Equity Plan are subject to certain performance vesting criteria based on either: (i) our stock price, as quoted on a publicly traded market or stock exchange, being equal to or greater than certain prices (each, a “Vesting Stock Price”) for a minimum of three consecutive months; or (ii) having at least two consecutive independent stock price valuations completed on our Common Stock (and approved by the Board) that value our Common Stock at a price equal to or higher than the Vesting Stock Price applicable to the Award (as defined below). The Performance Equity Plan reserves a total of 2,797,466 shares of Class C Common Stock for issuance thereunder. As of March 31, 2025, options exercisable for 2,203,375 shares of our Class C Common Stock had been issued pursuant to the Performance Equity Plan, with 594,091 shares of our Class C Common Stock remaining available for issuance thereunder.

Administration of Stock Incentive Plan and Performance Equity Plan

Each of the 2023 Stock Incentive Plan and the Performance Equity Plan is administered by our Board. Our Board has the power and sole discretion to grant or award a stock incentive (each, an “Award”) thereunder, to any employee of, director of, or consultant to our company (each, a “Participant”), who in the sole judgment of the Board has contributed, or can be expected to contribute, to our profits or growth. The Board also has the power and sole discretion to determine the size, terms, conditions, and nature of each Award to achieve the objectives of such Award and of the Stock Incentive Plan or Performance Equity Plan (as applicable). This includes, without limitation, the Board’s ability to determine: (i) which eligible persons receive an Award and the nature of the Award; (ii) the number of securities to be covered by each Award; (iii) the fair market value of such securities; (iv) the time or times when an Award will be granted; (v) whether an award will become vested over time, according to a performance-based or other vesting schedule, or otherwise, and when it will be fully vested; (vi) the terms and conditions under which restrictions imposed upon an Award will lapse; (vii) whether a change of control exists; (viii) factors relevant to the satisfaction, termination, or lapse of restrictions on certain Awards; (ix) when certain Awards may be exercised; (x) whether to approve a Participant’s election with respect to applicable withholding taxes; (xi) conditions relating to the length of time before disposition of securities received in connection with an Award is permitted; (xii) notice provisions relating to the sale of securities acquired under the 2023 Stock Incentive Plan or the Performance Equity Plan (as applicable); and (xiii) any additional requirements relating to Awards that the Board deems appropriate.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers identified in the Summary Compensation Table as of December 31, 2024:

	Option Awards
					Equity
					Incentive Plan
					Awards:
			Number of	Number of	Number of
			Securities	Securities	Securities
			Underlying	Underlying	Underlying
			Unexercised	Unexercised	Unexercised	Option	Option
			Options (#)	Options (#)	Unearned	Exercise	Expiration
	Grant Date		Exercisable	Unexercisable	Options (#)	Price	Date
Neal Harmon	6/6/2018	(1)	35,555	—	—	$0.32	6/5/2028
	6/17/2019	(2)	2,600	—	—	$0.32	6/16/2029
	3/24/2020	(3)	3,500	—	—	$0.32	10/24/2027
	3/16/2021	(4)	13,158	—	—	$3.42	3/15/2031
	11/2/2021	(5)	5,395	1,605	—	$8.90	11/1/2031
	10/20/2023	(6)	—	—	25,448	$14.18	10/19/2033
	7/22/2024	(7)	—	—	4,515	$14.18	7/21/2034
	9/10/2024	(8)	—	—	47,422	$30.24	9/9/2034
Jordan Harmon	8/3/2021	(9)	87,500	12,500	—	$8.63	8/2/2031
	4/20/2023	(10)	22,450	231,430	—	$14.18	4/19/2033
	10/20/2023	(11)	—	—	22,924	$14.18	10/19/2033
	7/22/2024	(12)	—	—	5,273	$14.18	7/21/2034
	9/10/2024	(13)	—	—	78,118	$30.24	9/9/2034
Patrick Reilly	9/3/2021	(14)	37,705	15,844	—	$8.63	9/2/2031
	12/2/2022	(15)	9,800	—	—	$11.95	12/1/2032
	4/20/2023	(16)	19,890	27,846	—	$14.18	4/19/2033
	10/20/2023	(17)	—	—	16,259	$14.18	10/19/2033
	7/22/2024	(18)	—	—	4,609	$14.18	7/21/2034
	9/10/2024	(19)	—	—	50,854	$30.24	9/9/2034
	9/10/2024	(20)	—	52,500	—	$30.24	9/9/2034

(1)	On June 6, 2018, Neal Harmon was granted stock incentive options exercisable for 35,555 shares of Class A Common Stock with an option price of $0.32 per share. The grant was made pursuant to the terms and conditions of the Prior Stock Incentive Plan. The options vest in equal monthly increments over three months from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

(2)	On June 17, 2019, Neal Harmon was granted stock incentive options exercisable for 2,600 shares of Class A Common Stock with an option price of $0.32 per share. The grant was made pursuant to the terms and conditions of the Prior Stock Incentive Plan. The options vested immediately. If the options are exercised, they will be converted to shares of Class F Common Stock.

(3)	On March 24, 2020, Neal Harmon was granted stock incentive options exercisable for 3,500 shares of Class A Common Stock with an option price of $0.32 per share. The grant was made pursuant to the terms and conditions of the Prior Stock Incentive Plan. The options were fully vested upon grant. If the options are exercised, they will be converted to shares of Class F Common Stock.

(4)	On March 16, 2021, Neal Harmon was granted stock incentive options exercisable for 13,158 shares of Class A Common Stock with an option price of $3.42 per share. The grant was made pursuant to the terms and conditions of the Prior Stock Incentive Plan. The options vest in equal monthly increments over one year from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

(5)	On November 2, 2021, Neal Harmon was granted stock incentive options exercisable for 7,000 shares of Class A Common Stock with an option price of $8.90 per share. The grant was made pursuant to the terms and conditions of the Prior Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

(6)	On October 20, 2023, Neal Harmon was granted stock incentive options exercisable for 25,448 shares of Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(7)	On July 22, 2024, Neal Harmon was granted stock incentive options exercisable for 4,515 shares of Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(8)	On September 10, 2024, Neal Harmon was granted stock incentive options exercisable for 47,422 shares of Class C Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(9)	On August 3, 2021, Jordan Harmon was granted stock incentive options exercisable for 100,000 shares of Class A Common Stock with an option price of $8.63 per share. The grant was made pursuant to the terms and conditions of the Prior Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

(10)	On April 20, 2023, Jordan Harmon was granted stock incentive options exercisable for 253,880 shares of Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

(11)	On October 20, 2023, Jordan Harmon was granted stock incentive options exercisable for 22,924 shares of Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(12)	On July 22, 2024, Jordan Harmon was granted stock incentive options exercisable for 5,273 shares of Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(13)	On September 10, 2024, Jordan Harmon was granted stock incentive options exercisable for 78,118 shares of Class C Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(14)	On September 3, 2021, Patrick Reilly was granted stock incentive options exercisable for 65,907 shares of Class A Common Stock with an option price of $8.63 per share. The grant was made pursuant to the terms and conditions of the Prior Stock Incentive Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock. As of December 31, 2024, Mr. Reilly had exercised 12,358 of these shares which were converted to Class F Common Stock.

(15)	On December 2, 2022, Patrick Reilly was granted stock incentive options exercisable for 9,800 shares of Class A Common Stock with an option price of $11.95 per share. The grant was made pursuant to the terms and conditions of the Prior Stock Incentive Plan. The options were fully vested upon grant. If the options are exercised, they will be converted to shares of Class F Common Stock.

(16)	On April 20, 2023, Patrick Reilly was granted stock incentive options exercisable for 47,736 shares of Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

(17)	On October 20, 2023, Patrick Reilly was granted stock incentive options exercisable for 16,259 shares of Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(18)	On July 22, 2024, Patrick Reilly was granted stock incentive options exercisable for 4,609 shares of Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(19)	On September 10, 2024, Patrick Reilly was granted stock incentive options exercisable for 52,500 shares of Class F Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

(20)	On September 10, 2024, Patrick Reilly was granted stock incentive options exercisable for 50,854 shares of Class C Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

In addition to the foregoing, Mr. Klossner will be eligible to receive a grant of 50,000 options to purchase shares of our Class F Common Stock under the Stock Incentive Plan, of which 25.0% of the options will vest on the one-year anniversary of Mr. Klossner’s hire date, and the remaining will vest in thirty-six equal monthly installments thereafter. Mr. Klossner will also be eligible to receive a grant of 15,000 options to purchase shares of our Class C Common Stock under the Performance Equity Plan, which will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones. All equity incentive awards will be granted subsequently by our board of directors in accordance with its customary practice for making such awards. The foregoing description of the Offer Letter is intended to be a summary and is qualified in its entirety by reference to the Offer Letter itself, a copy of which is included as an exhibit hereto.

Compensation Committee Interlocks and Insider Participation

We do not currently have a compensation committee. Our Board is responsible for the functions that would otherwise be handled by the compensation committee. Our Board has conducted deliberations concerning executive officer compensation, including directors who were also executive officers. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that has served or currently serves as a member of our Board.

Director Compensation

For fiscal year 2024, we did not provide compensation to our directors; however, all of our directors are reimbursed for any expenses incurred while acting in their capacity as a director.

In January 2025, our board of directors approved the grant of 36,954 options to purchase shares of Class F Common Stock under the Stock Incentive Plan to Katie Liljenquist. Of the granted options, 29,149 options vested upon issuance and 7,805 options will vest in substantially equal quarterly increments, over a one-year period beginning January 1, 2025.

In January 2025, our board of directors approved the grant of 36,954 options to purchase shares of Class F Common Stock under the Stock Incentive Plan to Paul Ahlstrom. Of the granted options, 29,149 options vested upon issuance and 7,805 options will vest in substantially equal quarterly increments, over a one-year period beginning January 1, 2025.

In January 2025, our board of directors approved a quarterly stipend of $18,750 to be paid out at the end of each calendar quarter, during 2025, to both Katie Liljenquist and Paul Ahlstrom.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our Common Stock as of May 9, 2025, by:

•	each person who is known to be the beneficial owner of more than 5.0% of any class of our Common Stock;
•	each of our named executive officers and directors; and
•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty days.

Beneficial ownership of our Common Stock is based on 28,034,947 shares of Common Stock issued and outstanding as of May 9, 2025, which consists of an aggregate of 11,262,784 shares of our Class A Common Stock, 2,997,235 shares of our Class B Common Stock, 3,982,850 shares of our Class C Common Stock and 9,792,078 shares of our Class F Common Stock outstanding as of such date.

Unless otherwise indicated, we believe that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner	Shares of Class A Common Stock		% of Class A Common Stock (2)	Shares of Class B Common Stock	% of Class B Common Stock (2)	Shares of Class C Common Stock		% of Class C Common Stock (2)	Shares of Class F Common Stock		% of Class F Common Stock (2)	% of Common Stock	% of Voting Power (2)
Directors and Named Executive Officers(1)
Neal Harmon	-		0.00%	12	0.00%	4,952		0.12%	8,732,284	(3)	89.18%	31.17%	15.93%
Jeffrey Harmon	-		0.00%	1,707	0.06%	4,920		0.12%	8,732,110	(4)	89.18%	31.17%	15.96%
Jordan Harmon	-		0.00%	1,500	0.05%	1,621		0.04%	248,624	(5)	2.54%	0.90%	0.48%
Elizabeth Ellis	-		0.00%	-	0.00%	984		0.02%	278,133	(6)	2.84%	1.00%	0.51%
Patrick Reilly(7)	-		0.00%	100	0.00%	3,089		0.08%	220,913	(8)	2.26%	0.80%	0.41%
Paul Ahlstrom	3,917,100	(9)	34.78%	320	0.01%	16		0.00%	56,084	(10)	0.57%	14.17%	7.25%
Katie Liljenquist	-		0.00%	5,333	0.18%	9,411		0.24%	41,694	(11)	0.43%	0.20%	0.19%
Robert C. Gay(12)	-		-	-	-	-		-	-		-	-	-
All directors and named executive officers as a group (eight individuals) (21)	3,917,100		34.78%	8,972	0.30%	24,993		0.63%	9,638,787		98.43%	48.47%	24.92%

5% Holders of Combined Common Stock
Neal Harmon	-		0.00%	12	0.00%	4,952		0.12%	8,732,284	(3)	89.18%	31.17%	15.93%
Jeffrey Harmon	-		0.00%	1,707	0.06%	4,920		0.12%	8,732,110	(4)	89.18%	31.17%	15.96%
Paul Ahlstrom	3,917,100	(9)	34.78%	-	0.00%	-		0.00%	-		0.00%	13.97%	7.15%
Gigafund 1, LP 555 E. 5th Street #3127 Austin, TX 78701	3,637,047	(13)	32.29%	-	0.00%	-		0.00%	-		0.00%	12.97%	6.63%
Kickstart Seed Fund II, LP 2750 E Cottonwood Pkwy, Ste 160 Cottonwood Heights, UT 84121	1,356,304	(14)	12.04%	-	0.00%	-		0.00%	-		0.00%	4.84%	2.47%
TPP Capital Advisors, Ltd 7-5-1-405 Akasaka Minato-ku, Tokyo 107-0052 Japan	724,539	(15)	6.43%	-	0.00%	-		0.00%	-		0.00%	2.58%	1.32%
PSC Angel Studios, a series of Prosperity Solutions Capital Management, LLC 5224 Eagles View Dr Lehi, UT 84043	-		0.00%	-	0.00%	528,914	(16)	13.28%	-		0.00%	1.89%	0.19%
Ideation, LLC 6923 Lydia Lane Woodbury, MN 55125	-		0.00%	-	0.00%	352,609	(17)	8.85%	-		0.00%	1.26%	0.13%
Off the Chain, LP 10337 Los Feliz Dr. Golden Oak, FL 32836	-		0.00%	-	0.00%	330,687	(18)	8.30%	-		0.00%	1.18%	0.12%
Make Disciples Charitable Foundation 5911 N Honore Ave, Ste 104 Sarasota, FL 34243	-		0.00%	-	0.00%	272,614	(19)	6.84%	-		0.00%	0.97%	0.10%
Nextfund Angel Ventures Group, LLC 8 The Green, Suite A Dover, FL 34243	-		0.00%	-		251,984	(20)	6.33%	-		0.00%	0.90%	0.09%

(1)	Except as otherwise specified, the address of each beneficial owner listed is 295 W Center Street, Provo, Utah 84601.

(2)	Voting power is calculated as a total of votes per share divided by the total number of votes available. Our Class A Common Stock has five votes per share, Our Class B Common Stock has fifty-five votes per share, our Class C Common Stock has one vote per share, and our Class F Common Stock has five votes per share. Based on the total number of shares outstanding, there are a total of 274,105,085 votes available to be cast.

(3)	Includes (i) a total of 8,671,055 shares of Class F Common Stock held by Harmon Ventures, in which Neal Harmon owns a 47.49% interest and Mr. Jeffrey Harmon owns a 47.21% interest. By virtue of their collective 94.7% interest, Neal Harmon and Jeffrey Harmon share both voting and investment power over all such 8,671,055 shares of Class F Common Stock, and are each therefore considered the beneficial owner of those shares; as well as (ii) vested stock incentive options exercisable for 61,229 shares of Class F Common Stock that Neal Harmon has the right to acquire within sixty days of May 9, 2025.

(4)	Includes (i) a total of 8,671,055 shares of Class F Common Stock held by Harmon Ventures, in which Jeffrey Harmon owns a 47.21% interest and Neal Harmon owns a 47.49% interest. By virtue of their collective 94.7% interest, Jeffrey Harmon and Neal Harmon share both voting and investment power over all such 8,671,055 shares of Class F Common Stock, and are each therefore considered the beneficial owner of those shares; as well as (ii) vested stock incentive options exercisable for 61,055 shares of Class F Common Stock that Jeffrey Harmon has the right to acquire within sixty days of May 9, 2025.

(5)	Includes (i) 119,439 shares of Class F Common Stock owned by Jordan Harmon directly, as well as (ii) vested stock incentive options exercisable for 129,185 shares of Class F Common Stock that Jordan Harmon has the right to acquire within sixty days of May 9, 2025.

(6)	Includes (i) 25,000 shares of Class F Common Stock owned by Mrs. Ellis directly, as well as (ii) vested stock incentive options exercisable for 253,133 shares of Class F Common Stock that Elizabeth Ellis has the right to acquire within sixty days of May 9, 2025.

(7)	On June 4, 2025, Patrick Reilly voluntarily resigned from his position as our Chief Financial Officer and Principal Accounting Officer, effective as of June 4, 2025. On June 4, 2025, Mr. Scott Klossner was announced as our new Chief Financial Officer and Principal Accounting Officer, and his employment commenced on June 4, 2025. All equity incentive awards will be granted subsequently to Scott Klossner by our board of directors in accordance with its customary practice for making such awards.

(8)	Includes (i) 110,232 shares of Class F Common Stock owned by Patrick Reilly directly, as well as (ii) vested stock incentive options exercisable for 110,681 shares of Class F Common Stock that Patrick Reilly has the right to acquire within sixty days of May 9, 2025.

(9)	Includes (i) 161,332 shares of Class A Common Stock owned by Paul Ahlstrom directly, as well as (ii) 3,193,651 shares of Class A Common Stock held by Alta Ventures Mexico Fund I, LP, of which Mr. Ahlstrom is the indirect controlling person, (iii) 320 shares of Class A Common Stock held by NISI Publishing, LLC, of which Mr. Ahlstrom is the indirect controlling person, and (iv) 561,797 shares of Class A Common Stock held by SPV 1, Angel Studios, a series of Alta Ventures SPV Management, LLC, of which Mr. Ahlstrom is the indirect controlling person.

(10)	Reflects vested stock incentive options exercisable for 56,084 shares of Class F Common Stock that Paul Ahlstrom has the right to acquire within sixty days of May 9, 2025.

(11)	Reflects vested stock incentive options exercisable for 41,694 shares of Class F Common Stock that Katie Liljenquist has the right to acquire within sixty days of May 9, 2025.

(12)	On June 6, 2025, Mr. Robert C. Gay was appointed as a member of our board of directors, effective June 6, 2025. Mr. Gay will not receive any compensation in connection with his appointment and service as a director at this time; however, he may be compensated in the future.

(13)	Stephen Oksoui and Luke Nosek are both managers and each have 50.0% voting and/or dispositive power with respect to all of the reported shares of Gigafund 1, LP.

(14)	Gavin Christensen is the sole manager and has 100.0% voting and/or dispositive power with respect to all of the reported shares of Kickstart Seed Fund II, LP.

(15)	Nobutaka Mutaguchi is the sole director and has 100.0% voting and/or dispositive power with respect to all of the reported shares of TPP Capital Advisors, Ltd.

(16)	Rob McMillen is the sole manager and has 100.0% voting and/or dispositive power with respect to all of the reported shares of PSC Angel Studios, a series of Prosperity Solutions Capital Management, LLC.

(17)	Ming Wang and David Fischer have 70.0% and 30.0%, respectively, of the voting power and/or dispositive power with respect to all of the reported shares of Ideation, LLC.

(18)	Brian Estes has sole voting power and/or dispositive power with respect to all of the reported shares of Off the Chain, LP.

(19)	John Lemp and Jamie Lemp are both co-trustees and each have 50.0% voting and/or dispositive power with respect to all of the reported shares of Make Disciples Charitable Foundation.

(20)	Eternal Strategies, LLC is the beneficial owner with John Lemp, CEO, as the sole manager and who has controlling voting and/or dispositive power with respect to all of the reported shares of Nextfund Angel Ventures Group, LLC.

(21)	Percentage for all directors and named executive officers as a group is based on the combined total of all 13,589,852 shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class F Common Stock beneficially owned by such individuals (with the 8,671,055 shares of Class F Common Stock held by Harmon Ventures and beneficially owned by each of Mr. Neal Harmon and Mr. Jeffrey Harmon counted only once for such purpose), relative to the combined total of 28,034,947 shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class F Common Stock outstanding as of May 9, 2025 (comprised of 11,262,784 shares of Class A Common Stock outstanding, 2,997,235 shares of Class B Common Stock outstanding, 3,982,850 shares of Class C Common Stock outstanding and 9,792,078 shares of Class F Common Stock outstanding).

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Promotion and Marketing Services Agreement with HB LLC

On July 23, 2021, we entered into a Promotion and Marketing Services Agreement (the “HB Marketing Agreement”) with HB LLC, in which Neal Harmon and Jeffrey Harmon own a majority interest. Fees payable to HB LLC are paid as promotion and marketing for services performed by HB LLC, are billed upon completion of the services, and are calculated based on hourly rates agreed upon between HB LLC and us that are comparable to those charged by HB LLC to other non-related customers.

For the promotion and marketing services provided by HB LLC pursuant to the HB Marketing Agreement, during the fiscal years ended December 31, 2024, 2023 and 2022, we paid HB LLC $0.5 million, $1.0 million, and $1.7 million, respectively.

Lease

In July 2021, we purchased a 50% interest in Fig Real Estate Holdings, LLC, which owns the building in which our principal executive office is located. See “Description of Property.”

Investment in Affiliates

In July 2022, we purchased an 8% interest in the Tuttle Twins Show, LLC (“Tuttle Twins”) for $1.7 million. Daniel Harmon, brother to Neal Harmon and Jeffrey Harmon, is the President and a Director of Tuttle Twins. According to Tuttle Twins’ latest SEC Filing on Form C-AR, Daniel Harmon owns 25.9% of the outstanding voting equity of Tuttle Twins. Tuttle Twins is a family show that teaches principles of freedom, economics, and constitutional values, which we stream on our platform. In August 2023, we entered into negotiations to acquire Tuttle Twins in full. While negotiations are ongoing, we committed to funding the operations of Tuttle Twins through the entirety of season four, with a maximum commitment of $9.5 million. If our acquisition of Tuttle Twins is not consummated, any amount of operational funding contributed by us to Tuttle Twins after the consummation of the proposed Business Combination will be converted into Tuttle Twins preferred units at $1.16 per share.

During the years ended December 31, 2024 and 2023, we funded $4.4 million and $0.9 million, respectively, related to supporting operations of Tuttle Twins, which we expensed. During the three months ended March 31, 2025, we funded an additional $6.3 million related to supporting operations of Tuttle Twins, which we expensed. During the years ended December 31, 2024 and 2023, we recognized total revenues from Tuttle Twins of $3.3 million and $1.2 million, respectively. During the three months ended March 31, 2025 and 2024, we recognized total revenues from Tuttle Twins of $0.9 million and $0.7 million respectively.

Loan Agreement

On February 23, 2024, we entered into a revolving P&A loan agreement, amended December 1, 2024, with Angel P&A, LLC, a Delaware limited liability company (“Angel P&A”) that is 100% owned by Patrick Reilly, our former Chief Financial Officer and current Senior Vice President of Finance, along with two other current employees of our company. Angel P&A was organized for the specific purpose of raising up to $15.0 million in funds for us to use to fund the ‘prints and advertising’ (“P&A”) of upcoming theatrical releases, in exchange for revenue participation rights of the films. The revenue participation rights allow Angel P&A to receive an amount not to exceed 115% (initial investment plus a 10%-15% return, which depends on the term of the loan) of their invested amount. Angel P&A has priority on the: (1) cash receipts to us for the particular film they invested in and will be paid in full before any other claims, with the exception of amounts payable to investors in any other offering conducted to fund P&A of the same film (if any), which would take first priority; and (2) proceeds from the receipts of all other films, net of our contractual payment obligations associated with such license or other agreements. An initial draw of $10.0 million took place in March 2024 and was paid back in June 2024 along with a 10% return. A draw of $2.0 million was made in July 2024 and paid back in September 2024 along with a 10% return. Draws totaling $8.0 million were made in December 2024, with payment of principal and related interest due in 2025. Once Angel P&A receives the repayment on these notes, the interest portion will be distributed to the institutional investors and the original investment can either remain at Angel P&A (up to $5.0 million) to be used for additional P&A loans needed by us or returned to the institutional investors until we have further need of the funds. The commitment period between Angel P&A and us, and between Angel P&A and the investors, lasts through February 2027. The maturity on the loans is typically due between 80 – 120 days from the individual draw.  As of March 31, 2025 and December 31, 2024, $5.0 million and $8.2 million, respectively, of notes payable and related interest was due to Angel P&A.

Angel P&A has no employees and is not anticipated to incur any operating expenses. Neither Patrick Reilly nor the two other current employees of our company who have an ownership interest in Angel P&A receive any compensation or renumeration from Angel P&A.

The foregoing description of the P&A loan agreement is a summary of the P&A Loan Agreement and the P&A Loan Agreement Amendment, copies of which were filed with our Annual Report on Form 10-K on March 28, 2025, as Exhibit 10.11 and Exhibit 10.12, respectively, and are incorporated by reference herein.

Investor Rights and Voting Agreement

On February 27, 2014, we entered into an Investor Rights and Voting Agreement (the “Investor Agreement”) with certain of our investors, including Alta Ventures Mexico Fund I, of which Paul Ahlstrom, one of our directors, is the manager. The Investor Agreement requires us to provide certain information and inspection rights, provides for confidentiality, requires the parties to vote their respective shares of Common Stock in a manner that maintains the number of directors on the board at no more than five, and further requires the parties to elect as a director an individual designated by Alta Ventures Mexico Fund I for so long as it owns at least 1,000,000 shares of our Common Stock.

Former Wholly Owned Subsidiary

In 2018, we formed VAS Portal as a wholly owned subsidiary. On January 2, 2019, we sold VAS Portal to Harmon Ventures, which is indirectly owned by our Chief Executive Officer, Neal Harmon, and two of his brothers, Jeffrey Harmon and Daniel Harmon, for $1.00. We entered into a call option agreement with Harmon Ventures that gives us the right to purchase all of the membership interest of VAS Portal for $1.00 at any time beginning upon: (i) the occurrence of the confirmation of the Reorganization Plan confirmed by the Bankruptcy Court; or (ii) the termination of the Disney Litigation and the bankruptcy proceeding, and ending one year following the latest to occur of the foregoing. As part of the transaction, VAS Portal entered into a services agreement with us to provide technology services related to the creation of a website and other assets for VAS Portal.

On September 28, 2020, we exercised our call option to purchase all of the membership interest of VAS Portal from Harmon Ventures. However, we learned in 2021 that the transaction was not approved by FINRA (which regulates VAP Portal), and as such, as of the date of this offering circular, we have no ownership interest in VAS Portal. We still intend to move forward with the purchase of all of the membership interest of VAS Portal from Harmon Ventures as soon as it can reasonably expect to receive the necessary approval from FINRA for the transaction.

In October 2022, we loaned $60,000 to VAS Portal in the form of a promissory note, with interest at 5.9%, which was due in full on November 4, 2022. The promissory note was subsequently amended to change the maturity date to April 30, 2023. This note was paid in full in March 2023.

Loan Agreements with Directors, Officers, and their Affiliates

We are permitted to enter into transactions with, including making loans to and loan guarantees on behalf of, our directors, executive officers, and their affiliates, so long as the person or persons approving the transaction on our behalf acts in good faith and in a manner reasonably believed to be in or not opposed to our best interests and/or our stockholders’ best interest. We did not have any outstanding loans or loan guarantees with any related party as of December 31, 2024 and 2023.

DESCRIPTION OF SECURITIES OFFERED

We were formed as a corporation under the laws of the state of Delaware. The rights of our stockholders are governed by Delaware law as well as our Amended and Restated Certificate of Incorporation our Amended and Restated Bylaws (our “Bylaws”), and, for holders of shares of our Class B Common Stock, by our Amended and Restated Class B Stockholders Agreement (the “Class B Stockholders Agreement”). The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation, our Bylaws, and the Class B Stockholders Agreement. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, our Bylaws, the Class B Stockholders Agreement, and applicable provisions of the Delaware General Corporation Law (the “DGCL”).

As of April 30, 2025, our authorized capitalization under our Amended and Restated Certificate of Incorporation consists of 85,000,000 shares of our capital stock, par value $0.001 per share. Of that amount: (i) 27,500,000 shares have been designated as Class A Common Stock, with 11,262,784 shares outstanding; (ii) 4,000,000 shares have been designated as Class B Common Stock, with 2,997,235 shares outstanding; (iii) 38,000,000 shares have been designated as Class C Common Stock, with 3,982,850 shares outstanding; and (iv) 15,500,000 shares have been designated as Class F Common Stock, with 9,791,078 shares outstanding. We are offering up to 1,410,256 shares of our Class C Common Stock in this Offering.

Common Stock

Voting Rights

The holders of each class of our Common Stock vote together as a single class on each matter to be voted on by our stockholders, including the election of directors. On each such matter, each outstanding share of Class A Common Stock and Class F Common Stock is entitled to five votes, each outstanding share of Class B Common Stock is entitled to 55 votes, and each outstanding share of Class C Common Stock is entitled to one vote. There is no cumulative voting. Given the voting power of the Class B Common Stock and the lack of cumulative voting, the Class B Stockholders exercise substantial influence over matters subject to stockholder voting.

The number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, and Class F Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote, voting together as a single class. The amendment or repeal of the Amended and Restated Certificate of Incorporation, or the adoption of any provision thereof, requires the affirmative vote of: (i) the holders of the majority of the voting power of the outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class; and (ii) the holders of a majority of the voting power of the outstanding shares of two of the following classes of Common Stock: the Class A Common Stock, the Class B Common Stock, and the Class F Common Stock, each voting separately as a class.

Board Size

The total number of authorized directors that constitute our Board is fixed and determined by the Board pursuant to a resolution adopted by a majority of the Board. The number is currently set to five directors. The Board must consist of at least one director who is elected by our Class A Common Stockholders, one director who is elected by our Class B Common Stockholders, and one director who is elected by our Class F Common Stockholders. Once the number of shares of our Class C Common Stock exceeded 5% of the total issued and outstanding shares of our Common Stock, our Class C Common Stockholders gained the right to elect one director to the Board, and the number of directors elected by the Class C Common Stock will be at least one director less than the number of directors elected by each of the other classes of Common Stock.

Election of Directors

So long as shares of our Class F Common Stock, Class A Common Stock, or our Class B Common Stock remain outstanding, holders of such shares will have the right to elect one director to the Board each year, voting separately as a class, at our annual meeting of stockholders. The number of directors elected by our Class F Common Stockholders, our Class A Common Stockholders, and our Class B Common Stockholders must be equal.

Once the number of shares of our Class C Common Stock issued and outstanding exceeded 5% of the total issued and outstanding shares of Common Stock, the Class C Common Stockholders gained the right to elect one director to the Board each year, voting separately as a class, at our annual meeting of stockholders. The number of directors elected by our Class C Common Stockholders will be at least one director less than the number of directors elected by each of the other classes of Common Stock. If at any time, there are no shares of our Class A Common Stock, our Class B Common Stock, or our Class F Common Stock issued and outstanding, then the holders of Class C Common Stock will gain the rights to elect the directors associated with the class of Common Stock for which no shares are issued and outstanding.

As of December 31, 2024, shares of Class C Common Stock represented approximately 11% of the outstanding shares of Common Stock and at the next annual meeting of shareholders, the holders of shares of Class C Common Stock will have the right to elect a director.

Meetings

The annual meeting of the stockholders is held at such date, time, and place, if any, as determined by the Board and stated in the notice of the meeting. Special meetings of the stockholders may be called by the Board, chairperson of our Board, the Chief Executive Officer or President (in the absence of a Chief Executive Officer), or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. The only business that may be conducted at a special meeting will be the matter or matters set forth in the notice of such meeting.

Dividends

Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board, out of funds legally available therefor.

Right to Receive Liquidation Distributions

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our company, holders of shares of our Common Stock will be entitled to share ratably in our distributable assets that remain after satisfaction of the prior preferential rights of any preferred stock, if any, and the satisfaction of all of our debts and liabilities.

Rights and Preferences

Holders of Offered Shares have the same rights and privileges and rank equally with, and have identical rights and privileges as, holders of all other shares of the Common Stock, except with regard to voting rights as described above. Other than the conversion rights described below, holders of our Common Stock have no preemptive, exchange, sinking fund, redemption, or other rights.

Voluntary and Automatic Conversion into Class C Common Stock

Each share of Class A Common Stock, Class B Common Stock, and Class F Common Stock is convertible into one share of Class C Common Stock at the option of the holder at any time upon written notice to our transfer agent.

In addition, each share of Class A Common Stock, Class B Common Stock, and Class F Common Stock will automatically convert into one share of Class C Common Stock upon the earliest of: (i) certain transfers of such shares; (ii) in the case of shares of Class B Common Stock, the date on which a holder owns, together with its affiliates, more than 8,333 shares of Class B Common Stock (the “Class B Cap”), but only the shares the holder owns, together with its affiliates, above the Class B Cap will be so converted; and (iii) the date specified by a written notice and certification request by us to the holder of such share(s) requesting a certification verifying such holder’s ownership of such share(s) and confirming that a conversion to Class C Common Stock has not occurred, provided that no automatic conversion will occur when the holder furnishes a certification satisfactory to us prior to the specified date (in each case, as more fully set forth in our Amended and Restated Certificate of Incorporation).

Finally, each share of Class A Common Stock, Class B Common Stock and Class F Common Stock held of record by a natural person will automatically convert into one share of Class C Common Stock upon the death or permanent incapacity of such holder (as more fully set forth in our Amended and Restated Certificate of Incorporation).

Conversion of Class A Common Stock into Class F Common Stock

During 2022, our current and prior employees and contractors with shares of Class A Common Stock elected to convert their Class A Common Stock into shares of Class F Common Stock. Class F Common Stock is exclusively reserved for our current and prior employees and contractors.

The conversion of Class A Common Stock to Class F Common Stock has no impact on the overall number of outstanding shares of our Common Stock. The conversion, and resulting ownership of Class F Common Stock rather than Class A Common Stock, affects the voting rights of the respective shareholders only in that, on matters where holders of Common Stock vote separately as a class, each respective shareholder will be entitled to vote as a holder of Class F Common Stock rather than as a holder of Class A Common Stock.

Restrictions on Ownership and Transfer

Our Bylaws provide for our right of first refusal to purchase a stockholder’s shares of Common Stock prior to any sale, assignment, pledge, or transfer thereof, subject to certain exemptions described in our Amended and Restated Certificate of Incorporation. These provisions may have the effect of discouraging, delaying, or preventing a merger or other transaction that a stockholder may consider favorable. Unless or until the Offered Shares are listed on an exchange and made available for trading, no holder of Common Stock, including the Class C Common Stock, will be allowed to sell, assign, pledge, or in any manner transfer any of our Common Stock or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, without first giving written notice thereof to us, in which case, we then will have the right to purchase the Common Stock from the holder, subject to certain limitations.

Description of Amended and Restated Certificate of Incorporation and Bylaws

We are governed by our Amended and Restated Certificate of Incorporation and our Bylaws. The following summary describes certain material provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, but does not purport to be a complete description of our Amended and Restated Certificate of Incorporation, our Bylaws, or any combination of the two, and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which are filed as exhibits to this Offering Statement.

Board of Directors

Subject to our stockholders’ rights to consent to certain transactions as provided under the DGCL, our business and affairs are controlled by, and all powers are exercised by, our Board. Our Board is required to consist of a number of directors to be set from time to time by the Board, subject to certain requirements for representation of each class of Common Stock.

As of the date of this offering circular is a part, our Board is comprised of Neal Harmon, Paul Ahlstrom, Katie Liljenquist, and Robert C. Gay, with one vacant seat. Our Board is elected each year at the annual meeting of stockholders, each member to hold office until the next annual meeting and until his or her successor is elected and qualified. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, or by a sole remaining director. Any other vacancies occurring in our Board may be filled by the affirmative vote of the remaining directors, subject to, in certain scenarios, an overriding vote by the stockholders entitled to vote in such decision. A director may resign at any time, and the stockholders may remove a director at any time, with or without cause, by the affirmative vote of a majority of stockholders entitled to vote in such decision. Additionally, the Board may, pursuant to a resolution adopted by a majority of the Board, provide for one or more additional authorized directors to be elected by all stockholders in order to bring certain subject matter experience or expertise to the Board.

The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Our Board may designate one or more committees. Such committees must consist of one or more directors. Any Board committee, to the extent permitted by applicable law, will have and may exercise all the powers and authority of the Board in the management of our business and affairs.

Officers

The Board has the authority to appoint officers. As of the date of this offering circular, our officers consist of a chief executive officer, a chief content officer, a president, a chief operating officer, a chief financial officer, and a secretary. In addition, the Board may elect a chairperson, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the Bylaws. Two or more offices may be held by the same person. Currently, our officers are: (i) Neal Harmon, Chief Executive Officer; (ii) Jeffrey Harmon, Chief Content Officer; (iii) Jordan Harmon, President, (iv) Elizabeth Ellis, Chief Operating Officer; (v) Scott Klossner, Chief Financial Officer; and (iv) Glen Nickle, Secretary.

At the first meeting of the Board following the annual meeting of stockholders, the Board appoints the officers, however, the Board may also empower the chief executive officer, or the president in the absence of a chief executive officer, to appoint subordinate officers and agents for us. Each officer so elected holds office until that officer’s successor is elected and qualified or until the officer’s earlier resignation or removal. Each officer is required to perform such duties as are provided in the Bylaws or as the Board may from time to time determine. Subject to the rights, if any, of an officer under any employment agreement, any officer may be removed, with or without cause, by the affirmative vote of a majority of the Board. An officer may resign at any time on giving notice to the Board. Our chief executive officer is in charge of our general affairs, subject to the oversight of the Board. In case any officer is absent, or for any other reason the Board may deem sufficient, the chief executive officer or the Board may delegate the powers and duties of such officer to any other officer or to any director.

Indemnification

We will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any director or officer of our company made or threatened to be made a party to or who is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our director, officer, employee, or agent or is or was serving at our request as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. We will be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

We have has the power to indemnify, to the fullest extent permitted by law, any employee or agent of our company made or threatened to be made a party to or who is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our employee or agent or is or was serving at our request as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

ADDITIONAL REQUIREMENTS AND RESTRICTIONS

No Public Market

Transfer of the Offered Shares is limited by the lack of a public market for the shares. No public market has developed for the Class C Common Stock prior to this Offering, no public market is expected to exist immediately following the closing of this Offering, and there is no guarantee that any public market will develop for the Offered Shares in the future.

State Securities – Blue Sky Laws

Transfer of our Offered Shares may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws. Absent compliance with such individual state laws, our Offered Shares may not be traded in such jurisdictions. Because the securities qualified hereunder have not been registered for resale under the blue sky laws of any state, the holders of such Offered Shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the Offered Shares for an indefinite period.

We currently do not intend to and may not be able to qualify securities for resale in states which require the Offered Shares to be qualified before they can be resold by holders of Offered Shares.

EXPERTS

Tanner LLC, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2024 and 2023, and for the years then ended, as stated in their report appearing elsewhere herein. We have included our financial statements in this Offering Statement and elsewhere in the offering circular in reliance on the report of Tanner LLC, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters regarding the securities being offered by this offering circular will be passed upon for us by Michael Best & Friedrich, LLP, Salt Lake City, Utah. We have received an opinion from Michael Best & Friedrich, LLP, Salt Lake City, Utah, regarding the validity of the Offered Shares pursuant to Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC, including our 2024 Annual Report. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). We also intend to make available on our website, https://www.angel.com/legal/sec-filings, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and our current reports on Form 8-K when such forms become available.

We have filed with the SEC an Offering Statement on Form 1-A under the Securities Act, of which this offering circular is a part, with respect to the Offered Shares. This offering circular does not contain all of the information set forth in the Offering Statement or the exhibits filed therewith. For further information about us and the Offered Shares, we refer you to the Offering Statement and the exhibits filed therewith. Statements contained in this Form 1-A regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The Offering Statement and all exhibits thereto also may be found on the EDGAR system at the SEC’s website.

Our financial statements for fiscal years ended December 31, 2023, and December 31, 2024, and the notes thereto, are incorporated by reference to our 2024 Annual Report (Item 8, “Financial Statements and Supplementary Data”). Our unaudited financial statements for the quarterly period ended March 31, 2025, and the notes thereto, are incorporated by reference to our First Quarterly Report (Item 1, “Financial Statements”). Additionally, our management’s discussion and analysis for our fiscal year ending December 31, 2024, and for our first quarter ending March 31, 2025, is incorporated herein by reference to Item 7 of our Annual Report, and Item 2 of our First Quarterly Report, respectively. Various exhibits are also incorporated by reference, as described in Part III below.

We will provide each investor, including any beneficial owner, a copy of the financial statement information that have been incorporated by reference upon written or oral request, at no cost to the requester. Our website address at which the incorporated financial statements may be accessed is: SEC Filings - Angel Studios IR.

PART III – EXHIBITS

Exhibit
No.	Exhibit Description

1.1	Broker-Dealer - Onboarding Agent Agreement – Reg A+ Tier 2, by and between Rialto Markets LLC and Angel Studios, Inc., effective June 16, 2025*

2.1	Amended and Restated Certificate of Incorporation of Angel Studios, Inc., as amended on October 5, 2021, incorporated by reference to Exhibit 3.1 of the Company’s Form 1-U filed on October 6, 2021

2.2	Amended and Restated Bylaws of Angel Studios, Inc., as amended on October 5, 2021, incorporated by reference to Exhibit 3.2 of the Company’s Form 1-U filed on October 6, 2021

2.3	Joint Plan of Reorganization of Trustee and Studios under Chapter 11 of the Bankruptcy Code, dated August 28, 2020, incorporated by reference to Exhibit 1.2 of the Company’s Form 1-U filed on September 15, 2020

3.1	Investor Rights and Voting Agreement between Angel Studios, Inc. and certain investors, dated February 27, 2014, incorporated by reference to Exhibit 3.1 of the Company’s Form 1-A filed on September 22, 2016

3.2	Amended and Restated Class B Stockholders Agreement between Angel Studios, Inc. and its Class B Common Stockholders, dated August 18, 2021, incorporated by reference to Exhibit 3.1 of the Company’s Form 1-U filed on August 18, 2021

4.1	Subscription Agreement*

6.1	Agreement and Plan of Merger, dated September 11, 2024, by and among Southport Acquisition Corporation, Sigma Merger Sub, Inc. and Angel Studios, Inc., incorporated by reference to Exhibit 2.1 on the Company’s Form 8-K/A filed on September 11, 2024

6.2	Amendment No. 1 to Agreement and Plan of Merger, dated February 14, 2025, by and among Southport Acquisition Corporation, Sigma Merger Sub, Inc. and Angel Studios, Inc., incorporated by reference to Exhibit 2.1 on the Company’s Form 8-K filed on February 18, 2025

6.3	Sponsors Support Agreement, dated September 11, 2024, by and among Southport Acquisition Sponsor LLC, Southport Acquisition Corporation and Angel Studios, Inc., incorporated by reference to Exhibit 10.1 on the Company’s Form 8-K/A on September 11, 2024

6.4	Stockholder Support Agreement, dated September 11, 2024, by and among Southport Acquisition Corporation, Angel Studios, Inc. and the persons set forth on Schedule I thereto., incorporated by reference to Exhibit 10.2 on the Company’s Form 8-K/A on September 11, 2024

6.5	Settlement Agreement, dated August 26, 2020, incorporated by reference to Exhibit 1.3 of the Company’s Form 1-U filed on September 15, 2020

6.6	Asset Purchase Agreement between Angel Studios, Inc., Skip TV Holdings, LLC and VidAngel Entertainment, LLC, dated March 1, 2021, incorporated by reference to Exhibit 1.1 of the Company’s Form 1-U filed on March 5, 2021

6.7	Promissory Note and Security Agreement between Angel Studios, Inc. and VidAngel Entertainment, LLC, dated March 1, 2021, incorporated by reference to Exhibit 6.6 of the Company’s Form 1-K filed on April 28, 2023

6.8	Content License Agreement between Angel Studios, Inc. and The Chosen, LLC, dated October 18, 2022, incorporated by reference to Exhibit 3.1 of the Company’s Form 1-U filed on October 25, 2022

6.9	Promotion and Marketing Services Agreement between Angel Studios, Inc. and Harmon Brothers, LLC, dated July 23, 2021, incorporated by reference to Exhibit 6.1 of the Company’s Form 1-K filed on May 2, 2022

6.10	P&A Loan Agreement between Angel P&A, LLC and Angel Studios, Inc., dated February 23, 2024, incorporated by reference to Exhibit 10.11 of the Form 10-K filed March 28, 2025

6.11	Amendment to P&A Loan Agreement between Angel P&A, LLC and Angel Studios, Inc., dated December 1, 2024, incorporated by reference to Exhibit 10.12 of the Form 10-K filed March 28, 2025

10.1	Power of Attorney and Written Consent of the Board of Directors of Angel Studios, Inc.*

11.1	Consent of Tanner LLC*

11.2	Consent of Michael Best & Friedrich, LLP (included in Exhibit 12.1, Opinion of Michael Best & Friedrich, LLP)

12.1	Opinion of Michael Best & Friedrich, LLP regarding legality of securities*

99.1	Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC March 28, 2025, including Financial Statements for fiscal years ended December 31, 2023, and December 31, 2024 (incorporated by reference to Item 8 of the Form 10-K), the Management’s Discussion and Analysis of Financial Condition and Results of Operations (incorporated by reference to Item 7 of the 10-K), and the P&A Loan Agreement and the P&A Loan Agreement Amendment filed as Exhibit 10.11 and Exhibit 10.12, respectively, to our Form 10-K.

99.2	Form 10-Q for the quarter ended March 31, 2025, filed with the SEC May 15, 2025, including unaudited financial statements for the first quarter ended March 31, 2025 (incorporated by reference to Item 1 of the Form 10-Q), and the Management’s Discussion and Analysis of Financial Condition and Results of Operations (incorporated by reference to Item 2 of the 10-Q)

* Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on June 25, 2025.

Angel Studios, Inc.

By:	/s/ Neal Harmon
Neal Harmon
Chief Executive Officer

This Form 1-A has been signed by the following persons in the capacities indicated on June 25, 2025.

Name	Title

/s/ Neal Harmon	Chief Executive Officer and Director
Neal Harmon	(Principal Executive Officer)

/s/ Scott Klossner	Chief Financial Officer
Scott Klossner	(Principal Financial Officer and Principal Accounting Officer)

/s/ Paul Ahlstrom	Director
Paul Ahlstrom

/s/ Katie Liljenquist	Director
Katie Liljenquist

/s/ Robert C. Gay	Director
Robert C. Gay